Exhibit 2.2

KRAMER LEVIN NAFTALIS & FRANKEL LLP
Kenneth H. Eckstein
Adam C. Rogoff
Stephen D. Zide
Anupama Yerramalli
1177 Avenue of the Americas
New York, New York 10036
Telephone: (212) 715-9100
Facsimile: (212) 715-8000
Counsel for the Debtors and Debtors in Possession

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
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In re:	Chapter 11

GENCO SHIPPING & TRADING LIMITED, et al.	Lead Case No. 14-11108 (SHL)

Debtors.	Jointly Administered
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FIRST AMENDED PREPACKAGED PLAN OF REORGANIZATION OF THE DEBTORS PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

Dated:	June 11, 2014
New York, New York

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A.	Conditions to Confirmation.	36
B.	Waiver of Conditions Precedent to Confirmation.	36
C.	Discharge of the Debtor.	37
D.	Injunction.	37
E.	Preservation of Causes of Action.	39
F.	Votes Solicited in Good Faith.	39
G.	Supporting Creditors’ Fees and Expenses.	39
H.	Convertible Notes Indenture Trustee Fees and Expenses	40
I.	Cancellation of Existing Securities.	40
J.	Claims Incurred After the Effective Date.	41
K.	Releases, Exculpations and Injunctions of Released Parties.	41
L.	Preservation of Insurance.	44

Article VII. DISTRIBUTIONS UNDER THE PLAN		44
A.	Procedures for Treating Disputed Claims.	44
B.	Allowed Claims.	45
C.	Allocation of Consideration.	47
D.	Estimation.	47
E.	Insured Claims.	47

Article VIII. RETENTION OF JURISDICTION		48

Article IX. EXECUTORY CONTRACTS AND UNEXPIRED LEASES		50
A.	Assumption of Executory Contracts and Unexpired Leases.	50
B.	Cure Claims.	50
C.	Reservation of Rights.	51
D.	Rejection of Executory Contracts and Unexpired Leases.	51
E.	Assignment.	52
F.	Insurance Policies.	52
G.	Post-Petition Contracts and Leases.	52

Article X. EFFECTIVENESS OF THE PLAN		52
A.	Conditions Precedent to Effectiveness.	52
B.	Waiver of Conditions Precedent to Effectiveness.	53
C.	Effect of Failure of Conditions.	54
D.	Vacatur of Confirmation Order.	54
E.	Modification of the Plan.	54
F.	Revocation, Withdrawal, or Non-Consummation.	54

Article XI. MISCELLANEOUS PROVISIONS		55
A.	Immediate Binding Effect.	55
B.	Governing Law.	55
C.	Filing or Execution of Additional Documents.	55
D.	Term of Injunctions of Stays.	55
E.	Withholding and Reporting Requirements.	56
F.	Exemption From Transfer Taxes.	56
G.	Plan Supplement.	56
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H.	Notices.	56
I.	Conflicts.	57

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INTRODUCTION

The Debtors propose the following prepackaged plan of reorganization under section 1121(a) of chapter 11 of title 11 of the United States Code.  Capitalized terms used in the Plan and not otherwise defined shall have the meaning ascribed to such terms in Article I.

Claims against, and Equity Interests in, the Debtors will be treated as set forth herein.  Reference is made to the Disclosure Statement accompanying the Plan, including the exhibits thereto, for a discussion of the Debtors’ history, business, results of operations, and projections for future operations and risk factors, together with a summary and analysis of the Plan.

THIS PLAN SHOULD BE CONSIDERED ONLY IN CONJUNCTION WITH THE DISCLOSURE STATEMENT AND RELATED MATERIALS TRANSMITTED HEREWITH. THE DISCLOSURE STATEMENT IS INTENDED TO PROVIDE YOU WITH THE INFORMATION THAT YOU NEED TO MAKE AN INFORMED JUDGMENT WHETHER TO ACCEPT OR REJECT THIS PLAN.

ARTICLE I.
DEFINITIONS AND CONSTRUCTION OF TERMS

A.	Definitions.

Unless otherwise defined herein the following terms shall have the respective meanings set forth below:

1.               2007 Lender Conversion Shares: means 50,062,192 shares of New Genco Common Stock, which amount will be 81.1% of the New Genco Common Stock issued and outstanding on the Effective Date.  The 2007 Lender Conversion Shares shall be subject to dilution from the New Genco Equity Warrants and the New Genco MIP Warrants

2.               Accredited Investor:  means an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

3.               Accrued Professional Compensation: means, at any given time, and regardless of whether such amounts are billed or unbilled, all accrued, contingent and/or unpaid fees and expenses (including success fees) for legal, financial advisory, accounting and other services and reimbursement of expenses by any Professional, except such fees and expenses that are reasonably incurred by the Prepetition Agents, or that are awardable and allowable under section 503 of the Bankruptcy Code, that the Court has not, as of the Effective Date, denied by Final Order (i) all to the extent that any such fees and expenses have not been previously paid (regardless of whether a fee application has been filed for any such amount) and (ii) after applying the remaining balance of any retainer that has been provided by the Debtors to such Professional.  To the extent the Court denies or reduces by a Final Order any amount of a

Professional’s fees or expenses, then those reduced or denied amounts shall no longer constitute Accrued Professional Compensation.

4.               Administrative Claim: means any right to payment constituting a cost or expense of administration of the Chapter 11 Case of a kind specified under section 503(b) of the Bankruptcy Code and entitled to priority under sections 507(a)(2), 507(b) or 1114(e)(2) of the Bankruptcy Code, including (i) any actual and necessary costs and expenses of preserving the Estate, (ii) any actual and necessary costs and expenses of operating the Debtors’ businesses, (iii) any indebtedness or obligations assumed by the Debtors in connection with the conduct of its businesses, (iv) all compensation and reimbursement of expenses of Professionals to the extent awarded by the Court under sections 330, 331 or 503 of the Bankruptcy Code, (v) any fees or charges assessed against the Estate under section 1930 of title 28 of the United States Code, (vi) any Claim for goods delivered to the Debtors within twenty (20) days of the Petition Date and entitled to administrative priority pursuant to section 503(b)(9) of the Bankruptcy Code.

5.               Allowed:  means, with reference to any Claim, (i) following the Claims Objection Deadline, any Claim as to which no objection or request for estimation has been Filed prior to the Claims Objection Deadline, (ii) a Claim that has been expressly allowed by Final Order, (iii) a Claim as to which the Debtors or the Reorganized Debtors agree to the amount and/or priority thereof in writing, (iv) a Claim that is expressly allowed pursuant to the terms of this Plan, or (v) a Claim that is listed in the Schedules (to the extent the Debtors file Schedules in the Chapter 11 Case) as liquidated, non-contingent, and undisputed.  If a Claim is Allowed only in part, any provisions hereunder with respect to Allowed Claims are applicable solely to the Allowed portion of such Claim.

6.               Amended and Restated $100 Million Facility: means the amended and restated Prepetition $100 Million Facility in the aggregate principal amount of approximately $73.6 million on the terms set forth in the Amended and Restated $100 Million Credit Agreement.

7.               Amended and Restated $100 Million Credit Agreement:  means the Prepetition $100 Million Facility Credit Agreement as amended by a deed of amendment and restatement or other agreement, which shall be consistent with Annex B to the Restructuring Term Sheet, to be dated as of the Effective Date, that will govern the Amended and Restated $100 Million Facility.

8.               Amended and Restated $253 Million Facility: means the amended and restated Prepetition $253 Million Facility in the aggregate principal amount of approximately $175.7 million on the terms set forth in the Amended and Restated $253 Million Credit Agreement.

9.               Amended and Restated $253 Million Credit Agreement:  means the Prepetition $253 Million Credit Agreement as amended by a deed of amendment and restatement or other agreement, which shall be consistent with Annex A to the Restructuring Term Sheet, to be dated as of the Effective Date, that will govern the Amended and Restated $253 Million Facility.

10.            Amended and Restated Term Loan Facilities:  means, together, (i) the Amended and Restated $100 Million Facility, and (ii) the Amended and Restated $253 Million Facility.

11.            Backstop Investment:  means the Backstop Parties’ purchase of the Backstop Shares on the Effective Date in Cash on the terms and conditions set forth in the Equity Commitment Agreement and in accordance with Article IV.E.

12.            Backstop Shares:  means the Rights Offering Shares that are not purchased in the Rights Offering, and are subject to purchase by the Backstop Parties pursuant to the Equity Commitment Agreement.  The Backstop Shares shall be subject to dilution from the New Genco Equity Warrants and the New Genco MIP Warrants.

13.            Backstop Parties: means, collectively, the Lender Backstop Parties and the Noteholder Backstop Parties.

14.            Ballots: means each of the ballots distributed with the Disclosure Statement to each holder of an Impaired Claim that is entitled to vote to accept or reject the Plan.

15.            Baltic Trading: means Baltic Trading Limited, and each of its direct and indirect subsidiaries.  Baltic Trading is not a Debtor in the Chapter 11 Cases.

16.            Bankruptcy Code: means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as in effect with respect to the Chapter 11 Cases.

17.            Bankruptcy Rules: means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, and local rules of the Court, as the context may require, as in effect with respect to the Chapter 11 Cases.

18.            Bar Date: means the date or dates established by Order of the Court, by which certain holders of General Unsecured Claims in excess of $50,000 and holders of Claims subordinated pursuant to section 510(b) of the Bankruptcy Code must file Proofs of Claim.

19.            Bar Date Order: means the order of the Court establishing the Bar Date.

20.            Board Selection Committee: means a committee consisting of the following entities that own, manage, direct, or have investment authority with respect to indebtedness under the Prepetition 2007 Facility: (a) Apollo Management Holdings LP; (b) Centerbridge; (c) Midtown Acquisitions L.P.; (d) Panning Capital Management, L.P.; and (e) Solus Alternative Asset Management LP.

21.            Business Day: means any day on which commercial banks are open for business, and not authorized to close, in New York, New York, except any day designated as a legal holiday by Bankruptcy Rule 9006(a).

22.            Cash:  means legal tender of the United States of America.

23.            Causes of Action: means any and all claims, causes of actions, cross-claims, counterclaims, third-party claims, indemnity claims, contribution claims, defenses, demands, rights, actions, debts, damages, judgments, remedies, Liens, indemnities, guaranties, suits, obligations, liabilities, accounts, offsets, recoupments, powers, privileges, licenses, and franchises of any kind or character whatsoever, known or unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, disputed or undisputed, foreseen or unforeseen, direct or indirect, choate or inchoate, whether arising before, on or after the Petition Date, including through the Effective Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law.  For the avoidance of doubt, the term “Causes of Action” shall include: (i) all rights of setoff, counterclaim, or recoupment and claims on contracts or for breaches of duties imposed by law or in equity; (ii) the right to object to Claims; (iii) all claims pursuant to sections 362, 510, 542, 543, 544 through 550, 552 or 553 of the Bankruptcy Code; (iv) such claims and defenses as fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code; and (v) any state law fraudulent transfer claims.

24.            Centerbridge: means Centerbridge Partners, L.P., on behalf of one or more of its affiliated or managed investment funds.

25.            Chapter 11 Cases:  means the chapter 11 cases commenced by the Debtors.

26.            Claim: means a “claim” against a Debtor, as such term is defined in section 101(5) of the Bankruptcy Code.

27.            Claims Objection Deadline:  means the first Business Day that is the later of (i) one-hundred eighty (180) days after the Effective Date, (ii) ninety (90) days from the date by which a holder of a Claim is required to file a Proof of Claim pursuant to an order of the Court, or (iii) such other later date the Court may establish upon a motion by the Debtors or the Reorganized Debtors, which motion may be approved without a hearing and without notice to any party.

28.            Claims Record Date: means, for purposes of making distributions under the Plan on account of Allowed Claims, the Subscription Deadline.

29.            Class: means a group of Claims or Equity Interests classified under the Plan.

30.            Collateral: means any property or interest in property of an Estate subject to a Lien to secure the payment or performance of a Claim, which Lien has not been avoided or is not subject to avoidance under the Bankruptcy Code or is otherwise invalid under the Bankruptcy Code or applicable law.

31.            Confirmation:  means the entry of the Confirmation Order on the docket of the Chapter 11 Case.

32.            Confirmation Date:  means the date of Confirmation.

33.            Confirmation Hearing:  means the confirmation hearing held by the Court pursuant to Bankruptcy Rule 3020(b)(2) and section 1128 of the Bankruptcy Code, including any adjournments thereof, at which the Court will consider confirmation of the Plan.

34.            Confirmation Order: means the order entered by the Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, which shall be in form and substance acceptable to the Debtors and the Supporting Creditors in accordance with section 1(b) of the Restructuring Support Agreement, and, solely with respect to any term in the Confirmation Order that will affect the respective economic interests of the Prepetition $100 Million Facility Lenders and the Prepetition $253 Million Facility Lenders or is related to the Amended and Restated Term Loan Facilities, shall be mutually acceptable to the Debtors, the Prepetition $100 Million Facility Agent, and the Prepetition $253 Million Facility Agents.
35.            Convertible Note Claims:  means the Claims under or evidenced by the Convertible Notes, which shall be Allowed in the principal amount of $125,000,000, plus interest that accrued but remains unpaid as of the Petition Date.

36.            Convertible Noteholders: means the holders of the Convertible Note Claims.

37.            Convertible Notes:  means the 5% Convertible Notes due August 14, 2015 issued pursuant to the Convertible Notes Indenture in the original principal amount of $125,000,000.

38.            Convertible Notes Equity Distribution:  means 5,158,187 shares of New Genco Common Stock, which amount will be 8.4% of the New Genco Common Stock issued and outstanding on the Effective Date.  The Convertible Notes Equity Distribution shall be subject to dilution from the New Genco Equity Warrants and the New Genco MIP Warrants.

39.            Convertible Notes Indenture:  means that certain Indenture, dated as of July 27, 2010 as amended by a First Supplemental Indenture dated as of July 27, 2010, between Genco and the Convertible Notes Indenture Trustee, pursuant to which the Convertible Notes were issued.

40.            Convertible Notes Indenture Trustee: means The Bank of New York Mellon, as indenture trustee under the Convertible Notes Indenture.

41.            Convertible Notes Indenture Trustee Charging Lien: means a lien that secures repayment of the Convertible Notes Indenture Trustee Expenses, to the extent provided for in the Convertible Notes Indenture.

42.            Convertible Notes Indenture Trustee Expenses: means any reasonable and documented fees and out-of-pocket costs and expenses, incurred prior to or after the Petition Date by the Convertible Notes Indenture Trustee that are required to be paid under the Convertible Notes Indenture.  Such amounts shall include, without limitation: (i) any extraordinary expenses incurred by the Convertible Notes Indenture Trustee that are required to be paid under the Convertible Notes Indenture, and (ii) the reasonable, documented, out-of-pocket costs and expenses of, and reasonable, documented unpaid legal fees actually incurred by, counsel to the Convertible Notes Indenture Trustee in connection with the Chapter 11 Case and the distributions to the Convertible Noteholders.

43.            Court: means (i) the United States Bankruptcy Court for the Southern District of New York, (ii) to the extent there is no reference pursuant to section 157 of title 28 of the United States Code, the United States District Court for the Southern District of New York and (iii) any other court having jurisdiction over the Chapter 11 Case or proceedings arising therein.

44.            Cure Claim: means a Claim in an amount equal to all unpaid monetary obligations under an Executory Contract or Unexpired Lease assumed by the Debtors pursuant to section 365 of the Bankruptcy Code, to the extent such obligations are enforceable under the Bankruptcy Code and applicable non-bankruptcy law.  Any Cure Claim to which the holder thereof disagrees with the priority and/or amount thereof as determined by the Debtors shall be deemed a Disputed Claim under this Plan.

45.            Debtors: means Genco and each of the Debtor Subsidiaries.

46.            Debtor Subsidiaries: means, collectively, Genco Investment LLC, Genco Management (USA) LLC, Genco RE Investments LLC, Genco Ship Management LLC, Genco Acheron Limited, Genco Aquitaine Limited, Genco Ardennes Limited, Genco Augustus Limited, Genco Auvergne Limited, Genco Avra Limited, Genco Bay Limited, Genco Beauty Limited, Genco Bourgogne Limited, Genco Brittany Limited, Genco Carrier Limited, Genco Cavalier LLC, Genco Challenger Limited, Genco Champion Limited, Genco Charger Limited, Genco Claudius Limited, Genco Commodus Limited, Genco Constantine Limited, Genco Explorer Limited, Genco Hadrian Limited, Genco Hunter Limited, Genco Knight Limited, Genco Languedoc Limited, Genco Leader Limited, Genco Loire Limited, Genco London Limited, Genco Lorraine Limited, Genco Mare Limited, Genco Marine Limited, Genco Maximus Limited, Genco Muse Limited, Genco Normandy Limited, Genco Ocean Limited, Genco Picardy Limited, Genco Pioneer Limited, Genco Predator Limited, Genco Progress Limited, Genco Prosperity Limited, Genco Provence Limited, Genco Pyrenees Limited, Genco Raptor LLC, Genco Reliance Limited, Genco Rhone Limited, Genco Spirit Limited, Genco Success Limited, Genco Sugar Limited, Genco Surprise Limited, Genco Thunder LLC, Genco Tiberius Limited, Genco Titus Limited, Genco Vigour Limited, Genco Warrior Limited, and Genco Wisdom Limited.

47.            Disclosure Statement:  means the Disclosure Statement for the Plan of Reorganization of the Debtors Under Chapter 11 of the Bankruptcy Code, in furtherance of this Plan.

48.            Disputed: means, with reference to any Claim, other than a Claim that has been Allowed pursuant to the Plan or a Final Order, a Claim (i) that is listed in the Schedules (to the extent the Debtors file Schedules in the Chapter 11 Case) as unliquidated, contingent, or disputed, and as to which no request for payment or Proof of Claim has been filed, (ii) as to which a proper and timely request for payment or Proof of Claim has been filed, but with respect to which an objection or request for estimation has been filed and has not been withdrawn or determined by a Final Order, (iii) as to which a request for payment was required to be filed but as to which a request for payment was not properly filed, (iv) that is disputed in accordance with the provisions of the Plan, or (v) that is otherwise disputed by the Debtors or the Reorganized Debtors upon notice to the holder of such Claim prior to the Claims Objection Deadline.

49.            DnB: means DnB NOR Bank ASA New York (now known as DNB Bank ASA, New York Branch).

50.            DTC:  means the Depository Trust Company.

51.            Effective Date: means the date which is the first Business Day selected by the Debtors, in consultation with the Required Supporting 2007 Facility Lenders, the Required Supporting $253 Million Facility Lenders, the Required Supporting $100 Million Facility Lenders, and the Required Supporting Noteholders, on which (a) all of the conditions to the occurrence of the Effective Date specified in Article X.A have been satisfied or waived in accordance with Article X.B and (b) no stay of the Confirmation Order is in effect, provided that if the first Business Day is a designated legal holiday in the United States, London, the United Kingdom and/or Hamburg, Germany, then the Effective Date will be the next Business Day in the United States, London, the United Kingdom and Hamburg, Germany.

52.            Eligible Noteholder: means a Record Date Convertible Noteholder that is a QIB or an Accredited Investor, as demonstrated to the reasonable satisfaction of the Debtors, in consultation with counsel to the Supporting Noteholders prior to the Effective Date, or the Reorganized Debtors following the Effective Date.

53.            Entity: means an “entity” as such term is defined in section 101(15) of the Bankruptcy Code.

54.            Equity Commitment Agreement: means the agreement among the Debtors and the Backstop Parties, governing the terms of the Backstop Investment, as may be amended, modified or supplemented from time to time in accordance with its terms.

55.            Equity Interest: means any “equity security” as such term is defined in section 101(16) of the Bankruptcy Code, or any other instrument evidencing an ownership interest in the Debtors, whether or not transferable, and any claim subordinated pursuant to section 510(b) of the Bankruptcy Code.

56.            Estates:  means the estates of the Debtors created in the Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

57.            Exchange Act:  means the Securities Exchange Act of 1934, as amended.

58.            Executory Contract: means a contract to which one or more Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

59.            Existing Benefits Agreement: means any employment, retirement, severance, indemnification and similar or related agreements or arrangement with the members of the Debtors’ management team or directors as of the Petition Date.

60.            Fee Claim:  means a Claim for Accrued Professional Compensation.

61.            Fee Claims Escrow Account: means the account established on the Effective Date pursuant to Article IV.K.

62.            Final Order:  means an order or judgment of the Court which has not been modified, amended, reversed, vacated, or stayed, and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, stay, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or motion for new trial, stay, reargument, or rehearing shall then be pending or (b) if an appeal, writ of certiorari, new trial, stay, reargument, or rehearing thereof has been sought, such order or judgment of the Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari, or move for a new trial, stay, reargument, or rehearing shall have expired, as a result of which such order shall have become final in accordance with Bankruptcy Rule 8002; provided, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause an order not to be a Final Order.

63.            Genco:  means Genco Shipping & Trading Limited.

64.            General Unsecured Claim: means any Unsecured Claim that is not a Convertible Note Claim or an Intercompany Claim.

65.            Governmental Unit: has the meaning set forth in section 101(27) of the Bankruptcy Code.

66.            Impaired:  means, when used with reference to Claims or Equity Interests, Claims or Equity Interests that are “impaired” within the meaning of section 1124 of the Bankruptcy Code.

67.            Insured Claim:  means any Claim or portion of a Claim that is or may be insured under any of the Debtor’s insurance policies.

68.            Intercompany Claims:  means any Claim held by a Debtor against another Debtor.

69.            Lender Backstop Parties: means those holders of Prepetition 2007 Facility Claims that have executed the Equity Commitment Agreement.

70.            Lender Oversubscription Right: means the right of each holder of a Prepetition 2007 Facility Claim to subscribe for Rights Offering Shares, to the extent available because other holders of Prepetition 2007 Facility Claims have failed to exercise the Lender Rights, in addition to those to be received pursuant to the exercise of the Lender Rights, provided that such holder of a Prepetition 2007 Facility Claim has (i) exercised in full its Lender Rights, (ii) specified in the subscription form (provided for in the Rights Offering Procedures) the number of Rights Offering Shares (as defined in the Rights Offering Procedures) it intends to purchase in addition to the Rights Offering Shares under its Lender Rights and (iii) paid in full for the New Genco Common Stock issued in connection with the Lender Rights and the Lender Oversubscription Rights.  In the event that the holders of Prepetition 2007 Facility Claims have exercised their Lender Oversubscription Rights (the “Lender Oversubscribing Offerees”) in an aggregate amount that exceeds the number of Rights Offering Shares available, Lender Oversubscribing Offerees shall be cut back with respect to their exercise of their respective Lender Oversubscription Rights Pro Rata, taking into account only the Prepetition 2007 Facility Claim of the Lender Oversubscribing Offerees.

71.            Lender Rights: means (i) the rights of the holders of Prepetition 2007 Facility Claims to subscribe for, and acquire on the Effective Date, Lender Rights Offering Shares in exchange for up to $80 million in Cash in the aggregate, under the terms and conditions of the Rights Offering as set forth herein and in the Rights Offering Procedures, and (ii) the Lender Oversubscription Rights (if applicable).

72.            Lender Rights Offering Shares: means 4,295,217 shares of New Genco Common Stock representing 80% of the Rights Offering Shares.

73.            Lien:  has the meaning set forth in section 101(37) of the Bankruptcy Code.

74.            Management Incentive Program: means the equity-based management incentive program described in Article V.E to be implemented by Reorganized Genco.

75.            New Board: means the board of directors of Reorganized Genco to be constituted as of the Effective Date pursuant to Article V.B.

76.            New Employment Agreements:  means the new employment agreements (if any) between Reorganized Genco and certain members of the Debtors’ management team, the form of which shall be included as an exhibit to the Plan Supplement and in accordance with Article V.D.  Any existing employment agreements entered into prior to the Petition Date and assumed by the applicable Debtor under the Plan shall not be a New Employment Agreement.

77.            New Exit Financing Facility: means, in the event the Debtors determine not to enter into the Amended and Restated Term Loan Facilities, any new credit facility entered into by one or more Reorganized Debtor on the terms set forth in the New Exit Financing Facility Credit Agreement, the proceeds of which shall be used to pay the Allowed the Prepetition $100 Million Facility Claims and the Allowed Prepetition $253 Million Facility Claims.

78.            New Exit Financing Facility Credit Agreement: means the credit agreement, to be effective as of the Effective Date, that will govern the New Exit Financing Facility, the form and substance of which will be consistent with the Restructuring Support Agreement and will be included in the Plan Supplement.

79.            New Genco By-Laws:  means the by-laws of Reorganized Genco, the form of which shall be included in the Plan Supplement.

80.            New Genco Charter:  means the article of incorporation of Reorganized Genco, the form of which shall be included in the Plan Supplement.

81.            New Genco Common Stock:  means the shares of common stock of Reorganized Genco authorized and issued pursuant to the Plan and the New Genco Charter.

82.            New Genco Equity Warrants:  means the warrants to purchase 3,938,298 shares of New Genco Common Stock, exercisable at a cash-less strike price of $20.99 per share reflecting a total implied equity value of $1,295 million for Reorganized Genco at any time for a period of seven (7) years from the Effective Date, representing an aggregate total of 6.0% of the New Genco Common Stock issuable in accordance with the Plan (subject to dilution from the New Genco MIP Warrants), which warrants will be issued by Reorganized Genco pursuant to the terms of the New Genco Equity Warrant Agreement.

83.            New Genco Equity Warrant Agreement:  means the warrant agreement that will govern the terms of the New Genco Equity Warrants, the form of which shall be included in the Plan Supplement.

84.            New Genco MIP Primary Equity: means 1.8% of the shares of the New Genco Common Stock which will be issued by Reorganized Genco to directors, officers, and other management of Reorganized Genco in accordance with the terms of the Management Incentive Program.  The New Genco MIP Primary Equity shall be subject to dilution from the New Genco MIP Warrants and the New Genco Equity Warrants.

85.            New Genco MIP Warrants:  means the following three tiers of warrants, which will be issued to directors, officers, and other management of Reorganized Genco in accordance with the terms of the Management Incentive Program: (i) 6-year warrants struck at a $1,618 million equity valuation, exercisable for 2,380,664 shares equal to 3.5% of the New Genco Common Stock outstanding (calculated on a fully-diluted basis) as of the Effective Date, (ii) 6-year warrants struck at a $1,810 million equity valuation, exercisable for 2,467,009 shares equal to 3.5% of New Genco Common Stock outstanding (calculated on a fully-diluted basis) as of the Effective Date, and (iii) 6-year warrants struck at a $2,195 million equity valuation, exercisable for 3,709,788 shares equal to 5.0% of New Genco Common Stock outstanding (calculated on a fully-diluted basis) as of the Effective Date.

86.            New Genco MIP Warrant Agreement:  means the warrant agreement that will govern the terms of the New Genco MIP Warrants, the form of which shall be included as an exhibit to the Plan Supplement.

87.            Non-Eligible Noteholder: means a Record Date Convertible Noteholder that is not a QIB or an Accredited Investor, as demonstrated to the reasonable satisfaction of the Debtors, in consultation with counsel to the Supporting Noteholders prior to the Effective Date, or the Reorganized Debtors following the Effective Date.

88.            Noteholder Backstop Parties: means those holders of Convertible Note Claims that have executed the Equity Commitment Agreement.

89.            Noteholder Rights: means the rights of Eligible Noteholders to subscribe for, and acquire on the Effective Date, the Noteholder Rights Offering Shares in exchange for up to $20 million in Cash in the aggregate, under the terms and conditions of the Rights Offering as set forth herein and in the Rights Offering Procedures.

90.            Noteholder Rights Offering Shares: means 1,073,804 shares of New Genco Common Stock representing 20% of the Rights Offering Shares.

91.            Other Priority Claim: means a Claim entitled to priority pursuant to section 507(a) of the Bankruptcy Code, other than (i) an Administrative Claim or (ii) a Priority Tax Claim.

92.            Other Secured Claim:  means any Claim that is Secured, other than (i) a Prepetition 2007 Facility Claim, (ii) a Prepetition $253 Million Facility Claim, (iii) a Prepetition $100 Million Facility Claim, or (iv) a Prepetition Swap Claim.

93.            Person: means any individual, corporation, partnership, limited liability company, association, indenture trustee, organization, joint stock company, joint venture, estate, trust, Governmental Unit or any political subdivision thereof, or any other Entity.

94.            Petition Date:  means the date on which each of the Debtors commenced the Chapter 11 Cases.

95.            Plan: means this Plan of Reorganization of the Debtor Under Chapter 11 of the Bankruptcy Code, together with all addenda, exhibits, schedules or other attachments, if any, including the Plan Supplement, each of which is incorporated herein by reference, and as may be amended, modified, or supplemented from time to time in accordance with the terms herein and in the Restructuring Support Agreement, as applicable.

96.            Plan Scheduling Motion: means the motion filed by the Debtors, substantially contemporaneously with the filing of the Chapter 11 Case, seeking entry of an order (a) scheduling an objection deadline and combined hearing on the Debtors’ Disclosure Statement and Plan Confirmation, (b) approving the form and notice of the Confirmation Hearing, (c) establishing procedures for objections to the Disclosure Statement and the Plan, (d) approving Solicitation Procedures, and (e) granting related relief.

97.            Plan Scheduling Order: means the order granting the Plan Scheduling Motion.

98.            Plan Supplement: means the compilation of documents and forms of documents, schedules and exhibits to the Plan to be filed with the Court on notice to parties-in-interest, including the following: (i) the Rejection Schedule, (ii) the Amended and Restated $253 Million Credit Agreement, (iii) the Amended and Restated $100 Million Credit Agreement, (iv) the New Genco Charter, (v) the New Genco By-Laws, (vi) the New Genco MIP Warrant Agreement, (vii) the New Genco Equity Warrant Agreement, (viii) the identity of the officers and members of the New Board of Reorganized Genco, (ix) a list of retained Causes of Action, (x) the Management Incentive Program, (xi) the New Employment Agreements, if any, (xii) the Registration Rights Agreement, and (xiii) the New Exit Financing Facility Credit Agreement, if any.  The Debtors shall file substantially complete versions of the materials comprising the Plan Supplement no later than five (5) Business Days before the deadline to object to the confirmation of the Plan.  All Plan Supplement documents shall be in form and substance acceptable to Debtors and the Supporting Creditors in accordance with section 1(b) of the Restructuring Support Agreement.

99.            Prepetition Agents: means the Prepetition $253 Million Facility Agents, the Prepetition 2007 Facility Agent, and the Prepetition $100 Million Facility Agent.

100.         Prepetition $100 Million Credit Agreement: means the Credit Agreement, dated as of August 12, 2010 (as amended, modified or supplemented from time to time), with respect to the Prepetition $100 Million Facility among Genco as borrower, Genco Ocean Limited and the other companies named therein as guarantors, Prepetition $100 Million Facility Lenders, and the Prepetition $100 Million Facility Agent.

101.         Prepetition $100 Million Facility:  means the credit facility under the Prepetition $100 Million Credit Agreement in an original principal amount of $100 million.

102.         Prepetition $100 Million Facility Agent: means Crédit Agricole Corporate and Investment Bank, as agent and security trustee under the Prepetition $100 Million Credit Agreement.

103.         Prepetition $100 Million Facility Claims:  means the Claims evidenced by, derived from, based upon, relating to, or arising from the Prepetition $100 Million Facility.

104.         Prepetition $100 Million Facility Lenders:  means the lenders under the Prepetition $100 Million Credit Agreement.

105.         Prepetition 2007 Credit Agreement: means that certain credit agreement (as amended on September 21, 2007, February 13, 2008, June 18, 2008, January 26, 2009, December 21, 2011, and July 31, 2012), with respect to the Prepetition 2007 Facility among Genco, as borrower, the Prepetition 2007 Facility Lenders and the Prepetition 2007 Facility Agent.

106.         Prepetition 2007 Facility:  means the credit facility under the Prepetition 2007 Credit Agreement in an original principal amount of $1.377 billion.

107.         Prepetition 2007 Facility Agent: means Wilmington Trust, N.A., as successor administrative agent and successor collateral agent under the Prepetition 2007 Facility.

108.         Prepetition 2007 Facility Claims:  means the Claims evidenced by, derived from, based upon, relating to, or arising from the Prepetition 2007 Facility, provided, however, that the Prepetition Swap Claims shall not be included in the Prepetition 2007 Facility Claims.

109.         Prepetition 2007 Facility Lenders:  means the lenders under the Prepetition 2007 Credit Agreement.

110.         Prepetition $253 Million Credit Agreement: means the Credit Agreement, dated August 20, 2010 (as amended, restated, modified or supplemented from time to time), with respect to the Prepetition $253 Million Facility among (i) Genco as borrower, (ii) the Prepetition $253 Million Facility Lenders, (iii) BNP Paribas, Crédit Agricole Corporate and Investment Bank, DVB Bank SE, Deutsche Bank AG Filiale Deutschlandgeschäft, Skandinaviska Enskilda Banken AB (publ) as mandated lead arrangers, (iv) BNP Paribas, Credit Agricole Corporate and Investment Bank, DVB Bank SE, Deutsche Bank AG, Skandinaviska Enskilda Banken AB (publ) as swap providers, and (v) the Prepetition $253 Million Facility Agents.

111.         Prepetition $253 Million Facility:  means the credit facility under the Prepetition $253 Million Credit Agreement in an original principal amount of $253 million.

112.         Prepetition $253 Million Facility Agents: means Deutsche Bank Luxembourg S.A. as agent for the lenders under the Prepetition $253 Million Credit Agreement, and Deutsche Bank AG Filiale Deutschlandgeschäft, as security agent under the Prepetition $253 Million Credit Agreement.

113.         Prepetition $253 Million Facility Claims:  means the Claims evidenced by, derived from, based upon, relating to, or arising from the Prepetition $253 Million Facility.

114.         Prepetition $253 Million Facility Lenders:  means the lenders under the Prepetition $253 Million Credit Agreement.

115.         Prepetition Swap Agreement:  means the ISDA Master Agreement dated as of September 5, 2005, and swap confirmation, dated as of September 7, 2005, between Genco and DnB.

116.         Prepetition Swap Claims: means the Claims under or evidenced by the Prepetition Swap Agreement.

117.         Prepetition Swap Counterparty: means DNB Bank ASA (f/k/a DnB Nor Bank ASA), as counterparty under that certain Prepetition Swap Agreement.

118.         Priority Tax Claim:  means any Claim that is entitled to a priority in right of payment under sections 502(i) and 507(a)(8) of the Bankruptcy Code.

119.         Professional: means any professional employed or retained in the Chapter 11 Case pursuant to sections 327 or 328 of the Bankruptcy Code.

120.         Proof of Claim:  means a written proof of Claim filed in the Chapter 11 Case.

121.         Pro Rata: means, with respect to any Claim, the proportion that the amount of such Claim bears to the aggregate amount of all Claims (including Disputed Claims) in the applicable Class or group of Classes, unless the Plan provides otherwise.

122.         QIB:  means a “qualified institutional buyer,” as that term is defined in Rule 144A, promulgated under the Securities Act.

123.         Record Date Convertible Noteholder: means a holder of a Convertible Note Claim as of the Claims Record Date or such other date determined by the Debtors, in consultation with counsel to the Supporting Noteholders prior to the Effective Date, or the Reorganized Debtors following the Effective Date, as of which such holder shall be entitled to a distribution under the Plan.

124.         Registration Rights Agreement: means the Registration Rights Agreement among the Registration Rights Parties, having the terms set forth in Article IV.E.2, the form of which shall be included in the Plan Supplement.

125.         Registration Rights Parties: means any recipient of shares of New Genco Common Stock that (together with its affiliates and related funds) receives 10% or more of the New Genco Common Stock under the Plan or who otherwise reasonably believes that it may be an “affiliate” of Reorganized Genco who executes the Registration Rights Agreement, together with its affiliated funds.

126.         Registration Statement: means a registration statement on Form S-1 for the registration and sale on a delayed or continuous basis of the New Genco Common Stock received by the Registration Rights Parties under the Plan (which, if requested by one or more selling Registration Rights Parties holding at least 15% of the outstanding shares held by all Registration Rights Parties, shall be in the form of an underwritten public offering).

127.         Reinstated: means, with respect to a Claim, (a) in accordance with section 1124(1) of the Bankruptcy Code, being treated such that the legal, equitable, and contractual rights to which such Claim entitles its holder are left unaltered, or (b) if applicable under section 1124 of the Bankruptcy Code: (i) having all prepetition and postpetition defaults with respect thereto other than defaults relating to the insolvency or financial condition of the Debtors or their status as debtors under the Bankruptcy Code cured, (ii) having its maturity date reinstated, (iii) compensating the holder of such Claim for damages incurred as a result of its reasonable reliance on a provision allowing the Claim’s acceleration, and (iv) not otherwise altering the legal, equitable and contractual rights to which the Claim entitles the holder thereof.

128.         Rejection Damage Claims:  means Claims for damages arising from the rejection of Executory Contracts or Unexpired Leases.  Unless otherwise agreed to in writing by the Debtors, all Rejection Damage Claims shall be deemed Disputed Claims.

129.         Rejection Notice:  means a notice of an Executory Contract or Unexpired Lease to be rejected under the Plan pursuant to section 365 of the Bankruptcy Code which notice shall include (i) the procedures for objection to proposed rejection of Executory Contracts and Unexpired Leases, (ii) the procedures for filing Rejection Damage Claims, and (iii) procedures for resolution by the Court of any related disputes.

130.         Rejection Schedule:  means the schedule of Executory Contracts and Unexpired Leases to be rejected pursuant to the Plan and the effective date of such rejection, which shall be included in the Plan Supplement.

131.         Released Parties: means each of: (a) the Debtors and Reorganized Debtors, (b) the Supporting 2007 Facility Lenders, (c) the Supporting $253 Million Facility

Lenders, (d) the Supporting $100 Million Facility Lenders, (e) the Backstop Parties, (f) the Supporting Noteholders, (g) the Convertible Notes Indenture Trustee, (h) the Prepetition Agents, and (i) with respect to each of the foregoing in clauses (a) through (g), such entities’ predecessors, Professionals, successors and assigns, subsidiaries, funds, portfolio companies, and each of their respective current and former officers, directors, employees, managers, attorneys, financial advisors, accountants, investment bankers, consultants, management companies or other professionals or representatives, in each case solely in their capacity as such.

132.         Releasing Parties: means each of: (a) the Prepetition Agents and the Convertible Notes Indenture Trustee, (b) the holders of Impaired Claims other than those who voted to reject the Plan and have also checked the box on the applicable Ballot indicating that they opt not to grant the releases provided in the Plan, (c) the Supporting Creditors, (d) the Backstop Parties (e) to the fullest extent permissible under applicable law (i) holders of Unimpaired Claims, and (ii) holders of Equity Interests, and (f) with respect to the foregoing entities in clauses (a) through (e), such entity’s current subsidiaries, officers, directors, principals, members, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, equity holders, partners, and other professionals, in each case solely in their capacity as such.
133.         Reorganized Debtor:  means any Debtor, or any successor thereto by merger, consolidation, or otherwise, on and after the Effective Date.

134.         Reorganized Debtor Subsidiaries:  means the Debtor Subsidiaries, or any successors thereto by merger, consolidation, or otherwise, on and after the Effective Date.

135.         Reorganized Genco: means Genco or any successor thereto by merger, consolidation or otherwise, on and after the Effective Date.

136.         Required Supporting $100 Million Facility Lenders: has the meaning ascribed to such term in the Restructuring Support Agreement.

137.         Required Supporting $253 Million Facility Lenders: has the meaning ascribed to such term in the Restructuring Support Agreement.

138.         Required Supporting 2007 Facility Lenders: has the meaning ascribed to such term in the Restructuring Support Agreement.

139.         Required Supporting Creditors: has the meaning ascribed to such term in the Restructuring Support Agreement.

140.         Required Supporting Noteholders: has the meaning ascribed to such term in the Restructuring Support Agreement.

141.         Restricted Genco Equity Interests:  means an unvested restricted Equity Interest in Genco issued under Section 2.7 of the Genco Shipping & Trading Limited 2012 Equity Incentive Plan or Section 2.7 of the Genco Shipping & Trading Limited 2005 Equity Incentive Plan.

142.         Restructuring Support Agreement: means the agreement, effective as of April 3, 2014, among the Debtors and (i) certain holders of the Prepetition 2007 Facility Claims, (ii) certain holders of the Prepetition $253 Million Facility Claims, (iii) certain holders of the Prepetition $100 Million Facility Claims, and (iv) certain Convertible Noteholders, as it may be amended, modified or supplemented by the parties thereto in accordance with the terms of such agreement.

143.         Rights:  means, collectively, the Lender Rights and the Noteholder Rights.

144.         Rights Offering: means the offering of the Rights Offering Shares by Reorganized Genco to the holders of Prepetition 2007 Facility Claims and Convertible Note Claims in accordance with the terms hereof and the Rights Offering Procedures.

145.         Rights Offering Procedures: means the procedures with respect to the Rights Offering as approved by the Order Approving Certain Procedures for the Rights Offering in Connection with the Debtors’ Plan of Reorganization, and as may be amended, modified or supplemented by the Court from time to time.

146.         Rights Offering Proceeds: means the cash proceeds received by the Debtors from the Rights Offering.

147.         Rights Offering Record Date: means the date established in the Rights Offering Procedures, as the record date for determining the holders of Prepetition 2007 Facility Claims and Convertible Note Claims entitled to receive a distribution of Rights.

148.         Rights Offering Record Date Holder: means a holder of a Prepetition 2007 Facility Claim or a Convertible Note Claim, as applicable, as of the Rights Offering Record Date.

149.         Rights Offering Shares: means 5,369,021 shares of New Genco Common Stock representing 8.7% of the New Genco Common Stock issued on the Effective Date issuable pursuant to the exercise of Rights in accordance with the terms hereof and the Rights Offering Procedures, subject to dilution from the New Genco Equity Warrants and the New Genco MIP Warrants.

150.         Securities Act:  means the Securities Act of 1933, as amended.

151.         Schedules:  means, to the extent the requirement to file the Schedules is not waived by the Court, the schedules of assets and liabilities, statements of financial affairs, and lists of holders of Claims and Equity Interests, filed with the Court by the Debtors, including any amendments or supplements thereto.

152.         Secured: means when referring to a Claim: (a) secured by a Lien on property in which the applicable Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, in each case, to the extent determined pursuant to section 506(a) of the Bankruptcy Code or (b) otherwise Allowed pursuant to the Plan as a Claim that is Secured.

153.         Subscription Agent: means the agent designated under the Rights Offering Procedures to receive subscriptions for New Genco Common Stock in the Rights Offering.

154.         Subscription Deadline: means a date certain specified in the Rights Offering Procedures which shall be the later of (i) twenty (20) Business Days following commencement of the Rights Offering, and (ii) five (5) Business Days prior to the anticipated Confirmation Date, subject to an extension under certain circumstances, which shall be the last date and time that Rights may be exercised in accordance with the Rights Offering Procedures.

155.         Subsidiary Equity Interests: means Equity Interests in the Debtor Subsidiaries.

156.         Supporting $100 Million Facility Lenders: has the meaning ascribed to such term in the Restructuring Support Agreement.

157.         Supporting $253 Million Facility Lenders: has the meaning ascribed to such term in the Restructuring Support Agreement.

158.         Supporting 2007 Facility Lenders: has the meaning ascribed to such term in the Restructuring Support Agreement.

159.         Supporting Noteholders: has the meaning ascribed to such term in the Restructuring Support Agreement.

160.         Supporting Creditors: has the meaning ascribed to such term in the Restructuring Support Agreement.

161.         Unexpired Lease:  means a lease to which any Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

162.         Unimpaired:  means any Class of Claims or Equity Interests that is not Impaired under the Plan within the meaning of section 1124 of the Bankruptcy Code.

163.         Unsecured Claim: means any Claim that is not Secured or entitled to priority under the Bankruptcy Code or an order of the Court, including any Claim arising from the rejection of an Executory Contract or Unexpired Lease under section 365 of the Bankruptcy Code.

164.         U.S. Trustee:  means the United States Trustee for the Southern District of New York.

165.         Voting Deadline: means the deadline for submitting Ballots to either accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code, which shall be (i) April 18, 2014 at 10:00 a.m. (prevailing Eastern Time) for the Prepetition 2007 Facility Lenders, the Prepetition $253 Million Facility Lenders, and the Prepetition $100 Million Facility Lenders, and (ii) May 16, 2014 at 4:00 p.m. (prevailing Eastern Time) for the Convertible Noteholders.

166.         Voting Record Date: means April 9, 2014.

B.	Interpretation, Application of Definitions and Rules of Construction.

Capitalized terms that are not defined herein shall have the same meanings assigned to such terms by the Bankruptcy Code or Bankruptcy Rules, as the case may be.  Meanings of capitalized terms shall be equally applicable to both the singular and plural forms of such terms.  The words “herein,” “hereof,” and “hereunder” and other words of similar import refer to the Plan as a whole (and, for the avoidance of doubt, the Plan Supplement) and not to any particular section or subsection in the Plan unless expressly provided otherwise.  The words “includes” and “including” are not limiting and mean that the things specifically identified are set forth for purposes of illustration, clarity or specificity and do not in any respect qualify, characterize or limit the generality of the class within which such things are included.  Captions and headings to articles, sections and exhibits are inserted for convenience of reference only, are not a part of this Plan, and shall not be used to interpret this Plan.  The rules of construction set forth in section 102 of the Bankruptcy Code shall apply to this Plan.

C.	Computation of Time.

Except as otherwise specifically provided in the Plan, in computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

ARTICLE II.
ADMINISTRATIVE AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Priority Tax Claims, and Fee Claims, as described below, have not been classified and thus are excluded from the classes of Claims and Equity Interests set forth in Article III.

A.	Administrative Claims (Other Than Fee Claims).

Each holder of an Allowed Administrative Claim (other than an Administrative Claim that is a Fee Claim) as of the Effective Date shall receive from the applicable Debtor (i) Cash in an amount equal to the amount of such Allowed Administrative Claim as soon as practicable after the later of (a) the Effective Date if such Administrative Claim is Allowed as of the Effective Date, (b) thirty (30) days after the date such Administrative Claim becomes an Allowed Administrative Claim if such Administrative Claim is Disputed as of or following the Effective Date, or (c) the date such Allowed Administrative Claim becomes due and payable by its terms, or as soon thereafter as is practicable or (ii) such other treatment as the Debtor and such holder shall have agreed upon in writing; provided, however, that Allowed Administrative Claims (other than Fee Claims) that arise in the ordinary course of the Debtors’ business shall be paid in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions.

B.	Fee Claims.

1.            Final Fee Applications.

All requests for compensation or reimbursement of Fee Claims shall be filed and served on the Reorganized Debtors, counsel to the Reorganized Debtors, the U.S. Trustee, counsel for the Supporting Creditors, and such other entities who are designated by the Bankruptcy Rules, the Confirmation Order or other order of the Court, no later than forty-five (45) days after the Effective Date.  Holders of Fee Claims that are required to file and serve applications for final allowance of their Fee Claims and that do not file and serve such applications by the required deadline shall be forever barred from asserting such Claims against the Debtors, Reorganized Debtors or their respective properties, and such Fee Claims shall be deemed discharged as of the Effective Date.  Objections to any Fee Claims must be filed and served on the Reorganized Debtors, counsel for the Reorganized Debtors, counsel for the Supporting Creditors, and the requesting party no later than thirty (30) days after the filing of the final applications for compensation or reimbursement (unless otherwise agreed by the party requesting compensation of a Fee Claim).

2.            Post-Effective Date Fees and Expenses.

The Reorganized Debtors shall pay in Cash the reasonable legal, professional, or other fees and expenses incurred by the Professionals on and after the Effective Date, in the ordinary course of business and without any further notice to or action, order or approval of the Court.  Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and Professionals may be employed and paid in the ordinary course of business without any further notice to or action, order, or approval of the Court.

C.	Priority Tax Claims.

Each holder of an Allowed Priority Tax Claim due and payable on or before the Effective Date shall receive, at the option of the applicable Reorganized Debtor, in full satisfaction, settlement, release, and discharge, of and in exchange for such Priority Tax Claim one of the following treatments: (i) payment in full in Cash as soon as practicable after the Effective Date in an amount equal to the amount of such Allowed Priority Tax Claim, plus statutory interest on any outstanding balance from the Effective Date, calculated at the prevailing rate under applicable nonbankruptcy law for each taxing authority and to the extent provided for by section 511 of the Bankruptcy Code, and in a manner not less favorable than the most favored nonpriority Unsecured Claim provided for by the Plan (other than cash payments made to a class of creditors pursuant to section 1122(b) of the Bankruptcy Code); (ii) payment in full in Cash payable in equal Cash installments made on a quarterly basis in accordance with section 1129(a)(9)(C) of the Bankruptcy Code, over a period not to exceed five (5) years following the Petition Date, plus statutory interest on any outstanding balance from the Effective Date, calculated at the prevailing rate under applicable nonbankruptcy law for each taxing authority and to the extent provided for by section 511 of the Bankruptcy Code, and in a manner not less favorable than the most favored nonpriority Unsecured Claim provided for by the Plan

(other than cash payments made to a class of creditors pursuant to section 1122(b) of the Bankruptcy Code); or (iii) such other treatment as may be agreed upon by such holder and the Debtors or otherwise determined upon a Final Order of the Court.

D.	U.S. Trustee Fees.

Notwithstanding anything to the contrary contained herein, on the Effective Date, the Debtors shall pay, in full, in Cash, any fees due and owing to the U.S. Trustee at the time of Confirmation.  On and after the Effective Date, the Reorganized Debtors shall be responsible for filing required post-confirmation reports and paying quarterly fees due to the U.S. Trustee for the Reorganized Debtors until the entry of a final decree in such Debtors’ Chapter 11 Case or until such Chapter 11 Case is converted or dismissed.

ARTICLE III.
CLASSIFICATION AND TREATMENT OF
CLAIMS AND EQUITY INTERESTS

A.	Classification of Claims and Equity Interests.

Except for those Claims addressed in Article II, all Claims and Equity Interests are placed in the Classes set forth below.  A Claim or Equity Interest is placed in a particular Class only to the extent that the Claim or Equity Interest falls within the description of that Class, and is classified in other Classes to the extent that any portion of the Claim or Equity Interest falls within the description of such other Classes.  A Claim is also placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released, or otherwise settled before the Effective Date.

B.	Claims Record Date.

As of the close of business on the Claims Record Date, the claims register (for Claims) and transfer ledger (for Equity Interests) shall be closed, and there shall be no further changes in the record holders of any Claims or Equity Interests.  The Reorganized Debtors shall have no obligation to, but may in consultation with the Supporting 2007 Facility Lenders and the Supporting Noteholders, recognize any transfer of any Claims or Equity Interests occurring after the Claims Record Date.  The Reorganized Debtors shall instead be entitled to recognize and deal for purposes under the Plan with only those record holders stated on the claims register (for Claims) and transfer ledgers (for Equity Interests) as of the close of business on the Claims Record Date.

C.	Summary of Classification and Class Identification.

Below is a chart identifying Classes of Claims and Equity Interests, a description of whether each Class is Impaired, and each Class’s voting rights.  Genco is the only Debtor whose Plan has Class 8, because only Genco is obligated under the Convertible Notes Indenture.  Genco is also the only Debtor that has a Class 11 with respect to Equity Interests in Genco.  Only the

Debtor Subsidiaries will possess a Class 10 with respect to Subsidiary Equity Interests.  If there are no creditors in one (1) or more Classes, then such Class will not apply to that Debtor.

Class	Claim or Equity Interest	Status	Voting Rights

1	Other Priority Claims	Unimpaired	Deemed to Accept
2	Other Secured Claims	Unimpaired	Deemed to Accept
3	Prepetition 2007 Facility Claims	Impaired	Entitled to Vote
4	Prepetition $253 Million Facility Claims	Impaired	Entitled to Vote
5	Prepetition $100 Million Facility Claims	Impaired	Entitled to Vote
6	Prepetition Swap Claims	Unimpaired	Deemed to Accept
7	General Unsecured Claims	Unimpaired	Deemed to Accept
8	Convertible Note Claims	Impaired	Entitled to Vote
9	Intercompany Claims	Unimpaired	Deemed to Accept
10	Subsidiary Equity Interests	Unimpaired	Deemed to Accept
11	Equity Interests in Genco	Impaired	Deemed to Reject

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for the purposes of Confirmation by acceptance of the Plan by an Impaired Class of Claims; provided, however, that in the event no holder of a Claim with respect to a specific voting Class for a Debtor timely submits a Ballot indicating acceptance or rejection of the Plan, such Class (with respect to such Debtor) will be deemed to have accepted the Plan.  The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Equity Interests.  The Debtors reserve the right to modify the Plan in accordance with Article X.F hereof, including the right to withdraw the Plan at any time before the Effective Date.

D.	Treatment of Classified Claims and Equity Interests.

1.                   Class 1 – Other Priority Claims.

(a)            Classification:  Class 1 consists of Other Priority Claims.

(b)            Treatment:  Except to the extent that a holder of an Allowed Other Priority Claim agrees in writing to less favorable treatment, in full and final satisfaction, settlement, release and discharge and in exchange for each Allowed Other Priority Claim, each holder of an Allowed Other Priority Claim shall receive payment in Cash in an amount equal to such Allowed Other Priority Claim as soon as practicable after the later of (i) the Effective Date and (ii) thirty (30) days after the date when such Other Priority Claim becomes an Allowed Other Priority Claim.

(c)            Voting:  Class 1 is Unimpaired by the Plan, and each holder of a Class 1 Other Priority Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, holders of Class 1 Other Priority Claims are not entitled to vote to accept or reject the Plan.

2.                   Class 2 – Other Secured Claims.

(a)            Classification:  Class 2 consists of Other Secured Claims.

(b)            Treatment:  Except to the extent that a holder of an Allowed Other Secured Claim agrees in writing to less favorable treatment, at the option of the Debtors, in full and final satisfaction, settlement, release and discharge of and in exchange for such Other Secured Claim, each holder of an Allowed Other Secured Claim shall either: (i) have its Allowed Other Secured Claim Reinstated and rendered Unimpaired, , (ii) receive Cash in an amount equal to such Allowed Other Secured Claim, including any interest on such Allowed Other Secured Claim, if such interest is required to be paid pursuant to sections 506(b) and/or 1129(a)(9) of the Bankruptcy Code, as soon as practicable after the later of (a) the Effective Date, and (b) thirty (30) days after the date such Other Secured Claim becomes an Allowed Other Secured Claim, or (iii) receive the Collateral securing its Allowed Other Secured Claim as soon as practicable after the later of (a) the Effective Date and (b) thirty (30) days after the date such Other Secured Claim becomes an Allowed Other Secured Claim.

(c)            Voting:  Class 2 is Unimpaired by the Plan, and each holder of a Class 2 Other Secured Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, holders of Class 2 Other Secured Claims are not entitled to vote to accept or reject the Plan.

3.                   Class 3 – Prepetition 2007 Facility Claims.

(a)            Classification:  Class 3 consists of Prepetition 2007 Facility Claims.

(b)            Allowance: The Prepetition 2007 Facility Claims shall be Allowed on the Effective Date for all purposes in an amount of no less than $1,055,911,525.00, plus the 1.25% facility fee payable under Amendment and Supplement No. 6 to the Prepetition 2007 Facility Credit Agreement, plus accrued but unpaid interest through the Effective Date to the extent legally permissible and shall not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any person or entity.

(c)            Treatment:  In full and final satisfaction, settlement, release and discharge of and in exchange for the Prepetition 2007 Facility Claims, on or as soon as practicable after the Effective Date, each holder of an Allowed Prepetition 2007 Facility Claim shall receive its Pro Rata share of (i) the 2007 Lender Conversion Shares, and (ii) the Lender Rights.

(d)            Voting: Class 3 is Impaired.  Therefore, holders of Class 3 Prepetition 2007 Facility Claims are entitled to vote to accept or reject the Plan.

4.                   Class 4 – Prepetition $253 Million Facility Claims.

(a)            Classification:  Class 4 consists of Prepetition $253 Million Facility Claims.

(b)            Allowance: The Prepetition $253 Million Facility Claims shall be Allowed on the Effective Date for all purposes in an amount of no less than $175,718,000, plus accrued and unpaid interest calculated in accordance with the Prepetition $253 Million Facility (i) at the non-default rate until May 30, 2014, and (ii) at the default rate from May 31, 2014, through the Effective Date as and to the extent such default rate is applicable under the Prepetition $253 Million Facility, and shall not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any person or entity.

(c)            Treatment:  In exchange for each Prepetition $253 Million Facility Claim, each holder of an Allowed Prepetition $253 Million Facility Claim shall receive on the Effective Date, at the Debtors’ option, either (i) payment in full, in Cash, in full and final satisfaction, settlement, release and discharge and in exchange for each Prepetition $253 Million Facility Claim, or (ii) its Pro Rata share of the Amended and Restated $253 Million Facility, plus payment in full, in Cash, of accrued and unpaid interest, calculated in accordance with the Prepetition $253 Million Facility (i) at the non-default rate until May 30, 2014, and (ii) at the default rate from May 31, 2014, through the Effective Date, as and to the extent such default rate is applicable under the Prepetition $253 Million Facility.

(d)            Voting:  Class 4 is Impaired.  Therefore, holders of Class 4 Prepetition $253 Million Facility Claims are entitled to vote to accept or reject the Plan.

5.                   Class 5 – Prepetition $100 Million Facility Claims.

(a)            Classification:  Class 5 consists of Prepetition $100 Million Facility Claims.

(b)            Allowance: The Prepetition $100 Million Facility Claims shall be Allowed on the Effective Date for all purposes in an amount of no less than $73,561,132.60, plus accrued and unpaid interest calculated in accordance with the Prepetition $100 Million Facility (i) at the non-default rate until June 29, 2014, and (ii) at the default rate from June 30, 2014, through the Effective Date as and to the extent such default rate is applicable under the Prepetition $100 Million Facility, and shall not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any person or entity.

(c)            Treatment:  In exchange for each Prepetition $100 Million Facility Claim, each holder of an Allowed Prepetition $100 Million Facility Claim shall receive on the

Effective Date, at the Debtors’ option, either (i) payment in full, in Cash, in full and final satisfaction, settlement, release and discharge and in exchange for each Prepetition $100 Million Facility Claim, or (ii) its Pro Rata share of the Amended and Restated $100 Million Facility, plus payment in full, in Cash, of accrued and unpaid interest calculated in accordance with the Prepetition $100 Million Facility (i) at the non-default rate until June 29, 2014, and (ii) at the default rate from June 30, 2014, through the Effective Date, as and to the extent such default rate is applicable under the Prepetition $100 Million Facility.

(d)            Voting:  Class 5 is Impaired.  Therefore, holders of Class 5 Prepetition $100 Million Facility Claims are entitled to vote to accept or reject the Plan.

6.                   Class 6 – Prepetition Swap Claims

(a)            Classification:  Class 6 consists of Prepetition Swap Claims.

(b)            Treatment:  On or as soon as practicable after the Effective Date, in full and final satisfaction, settlement, release and discharge of and in exchange for the Prepetition Swap Claim, the holder of the Allowed Prepetition Swap Claim shall receive payment in full, in Cash.

(c)            Voting:  Class 6 is Unimpaired.  Therefore, holders of Class 6 Prepetition Swap Claims are not entitled to vote to accept or reject the Plan.

7.                   Class 7 – General Unsecured Claims

(a)            Classification:  Class 7 consists of General Unsecured Claims against the Debtors.

(b)            Treatment:  In full and final satisfaction, settlement, release and discharge of and in exchange for each Allowed General Unsecured Claim against the Debtors, on the Effective Date, each holder of an Allowed Class 7 Claim shall, at the discretion of the Reorganized Debtor: (i) be Reinstated as an obligation of the Reorganized Debtors, and be paid in accordance with the ordinary course terms, (ii) receive such other treatment as may be agreed between such holder and the Reorganized Debtors, or (iii) receive such other treatment that will render it Unimpaired pursuant to section 1124 of the Bankruptcy Code.

(c)            Voting:  Class 7 is Unimpaired.  Therefore, holders of Class 7 General Unsecured Claims are not entitled to vote to accept or reject the Plan.

8.                   Class 8 – Convertible Note Claims.

(a)            Classification:  Class 8 consists of Convertible Note Claims against Genco.

(b)            Treatment:  On or as soon as practicable after the Effective Date, in full and final satisfaction, settlement, release and discharge of and in exchange for each Convertible Note Claim, the Debtors shall distribute: (A) to each holder of an Allowed Convertible Note Claim that is an Eligible Noteholder its Pro Rata share of (i) the Convertible

Notes Equity Distribution, and (ii) the Noteholder Rights; provided, however, that each holder of an Allowed Convertible Note Claim that is a Non-Eligible Noteholder shall receive a Cash payment equal to the value of the Pro Rata share of the Noteholder Rights and Convertible Notes Equity Distribution such Non-Eligible Noteholder would have received if it was an Eligible Noteholder; and (B) to the Convertible Notes Indenture Trustee, Cash in an amount equal to the Convertible Notes Indenture Trustee Expenses outstanding as of the Effective Date.

(c)            Voting:  Class 8 is Impaired.  Therefore, holders of Class 8 Convertible Note Claims are entitled to vote to accept or reject the Plan.

9.                   Class 9 – Intercompany Claims.

(a)            Classification:  Class 9 consists of Intercompany Claims.

(b)            Treatment:  On the Effective Date, Intercompany Claims will be Reinstated in full.  On and after the Effective Date, the Debtors and the Reorganized Debtors will be permitted to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to satisfy their obligations under the Plan.  Except as set forth herein, any changes to intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices.

(c)            Voting:  Class 9 is Unimpaired.  Holders of Class 9 Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, as applicable.  Therefore, holders of Class 9 Intercompany Claims are not entitled to vote to accept or reject the Plan.

10.                Class 10 – Subsidiary Equity Interests.

(a)            Classification:  Class 10 consists of Subsidiary Equity Interests.

(b)            Treatment:  On the Effective Date, Subsidiary Equity Interests shall be Reinstated.

(c)            Voting:  Class 10 is Unimpaired.  Holders of Class 10 Subsidiary Equity Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, holders of Class 10 Subsidiary Equity Interests are not entitled to vote to accept or reject the Plan.

11.                 Class 11 – Equity Interests in Genco.

(a)            Classification:  Class 11 consists of Equity Interests in Genco.

(b)            Treatment:  On the Effective Date, Equity Interests in Genco shall be cancelled and discharged and shall be of no further force and effect, whether surrendered for cancellation or otherwise and holders of Equity Interests shall not receive or retain any property under the Plan on account of such Equity Interests in Genco.  Notwithstanding the foregoing, on or as soon as practicable after the Effective Date, holders of Equity Interests in Genco shall receive, in exchange for the surrender or cancellation of their Equity Interests in Genco, their Pro Rata share of the New Genco Equity Warrants, which warrants shall come from amounts which holders of Prepetition 2007 Facility Claims and Convertible Note Claims would otherwise be entitled to under the Plan.

(c)            Voting:  Class 11 is Impaired.  Holders of Class 11 Equity Interests in Genco are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, holders of Class 11 Equity Interests in Genco are not entitled to vote to accept or reject the Plan.

E.	Special Provision Regarding Unimpaired and Reinstated Claims.

Except as otherwise specifically provided in this Plan, nothing herein shall be deemed to affect, diminish, or impair the Debtors’ or the Reorganized Debtors’ rights and defenses, both legal and equitable, with respect to any Reinstated Claim or Unimpaired Claim, including, but not limited to, legal and equitable defenses to setoffs or recoupment against Reinstated Claims or Unimpaired Claims; and, except as otherwise specifically provided in this Plan, nothing herein shall be deemed to be a waiver or relinquishment of any Claim, Cause of Action, right of setoff, or other legal or equitable defense which the Debtors had immediately prior to the Petition Date, against or with respect to any Claim left Unimpaired by this Plan.  Except as otherwise specifically provided in this Plan, the Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such Claims, Causes of Action, rights of setoff, and other legal or equitable defenses which they had immediately prior to the Petition Date fully as if the Chapter 11 Cases had not been commenced, and all of the Reorganized Debtors’ legal and equitable rights with respect to any Reinstated Claim or Claim left Unimpaired by this Plan may be asserted after the Confirmation Date and the Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

ARTICLE IV.
MEANS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims and Interests.

As discussed in detail in the Disclosure Statement, the provisions of the Plan shall, upon consummation, constitute a good faith compromise and settlement, pursuant to Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code, among the Debtors, the Backstop Parties, the Supporting 2007 Facility Lenders, the Supporting $253 Million Facility Lenders, the Supporting $100 Million Facility Lenders, and the Supporting Noteholders of numerous disputes arising from or related to (i) the Prepetition 2007 Facility Claims, (ii) the Prepetition $253 Million Facility Claims and the Prepetition $100 Million Facility Claims, (iii) the total enterprise value of the Debtors’ estates and the Reorganized Debtors for allocation purposes under the Plan, (iv) the Convertible Note Claims, and (v) the treatment and distribution to holders of Equity Interests.  In the event that, for any reason, the Confirmation Order is not entered or the Effective Date does not occur, the Debtors, the Backstop Parties, the Prepetition 2007 Facility Lenders, the Prepetition $253 Million Facility Lenders, the Prepetition $100 Million Facility Lenders, and the Convertible Noteholders reserve all of their respective rights with respect to any and all disputes resolved and settled under the Plan. The entry of the

Confirmation Order shall constitute the Court’s approval of each of the compromises and settlements embodied in the Plan, and the Court’s findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtors, their estates, creditors, and other parties-in-interest, and are fair, equitable, and within the range of reasonableness.  The provisions of the Plan, including, without limitation, its release, injunction, exculpation and compromise provisions, are mutually dependent and non-severable.

B.	Exit Financing.

On or before the Effective Date, the Debtors shall be authorized without the need for any further corporate action or without any further action by the Debtors or the Reorganized Debtors, as applicable, to enter into at the Debtors’ option, either (i) the New Exit Financing Facility Credit Agreement, or (ii) the Amended and Restated $253 Million Credit Agreement and the Amended and Restated $100 Million Credit Agreement, and any ancillary documents necessary or appropriate to satisfy the conditions to effectiveness of the New Exit Financing Facility or the Amended and Restated Term Loan Facilities, as applicable.

1.            The New Exit Financing Facility.  If entered into, the New Exit Financing Facility shall be used to pay the Prepetition $253 Million Facility Claims and Prepetition $100 Million Facility Claims in full, plus all unpaid reasonable fees, expenses, costs, and other charges of the Prepetition $100 Million Facility Agent and the Prepetition $253 Million Facility Agents as required under the Prepetition $100 Million Facility and the Prepetition $253 Million Facility, respectively, and otherwise for general corporate purposes.  The New Exit Financing Facility will be Secured by some or all of the collateral securing the Prepetition $253 Million Facility and the Prepetition $100 Million Facility.

2.            The Amended and Restated $253 Million Facility.  If entered into, the Amended and Restated $253 Million Facility shall be used to satisfy the Prepetition $253 Million Facility Claims in accordance with Article III.D.4.  The Amended and Restated $253 Million Facility will be secured by the same collateral in the same priority as the Prepetition $253 Million Facility, subject to the terms of the Amended and Restated $253 Million Credit Agreement.

3.            The Amended and Restated $100 Million Facility.  If entered into, the Amended and Restated $100 Million Facility shall be used to satisfy the Prepetition $100 Million Facility Claims in accordance with Article III.D.4. The Amended and Restated $100 Million Facility will be secured by the same collateral in the same priority as the Prepetition $100 Million Facility, subject to the terms of the Amended and Restated $100 Million Credit Agreement.

C.	Voting of Claims.

Each holder of an Allowed Claim as of the Voting Deadline in an Impaired Class of Claims or Equity Interests that is not (a) deemed to have rejected the Plan or (b) conclusively presumed to have accepted the Plan, and that held such Claim as of the Voting Record Date, shall be entitled to vote to accept or reject the Plan.  The instructions for completion of the Ballots are set forth in the instructions accompanying the Ballot. Approval for the procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan will be sought in the Plan Scheduling Motion. The procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan are described in the Disclosure Statement.

D.	Nonconsensual Confirmation.

The Debtors intend to request confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to any impaired Class that has not accepted or is deemed to have rejected the Plan pursuant to section 1126 of the Bankruptcy Code, including Class 11 Equity Interests in Genco.

E.	Issuance of New Genco Common Stock and New Genco Equity Warrants and Entry into the Registration Rights Agreement.

1.            Issuance of Securities. Shares of New Genco Common Stock shall be authorized under the New Genco Charter, and shares of New Genco Common Stock shall be issued on the Effective Date and distributed as soon as practicable thereafter in accordance with the Plan.  All stated amounts of New Genco Common Stock to be distributed as set forth in this Plan, and the number of shares of New Genco Common Stock issuable upon exercise of New Genco Equity Warrants and New Genco MIP Warrants and corresponding strike prices are subject to adjustment by the Debtors in a manner that does not alter the respective percentages the outstanding New Genco Common Stock allocated to any Class or Claim holder, except for immaterial changes resulting from the treatment of fractional shares.  To the extent that cash is issued to any Non-Eligible Noteholders, or distributions that would otherwise be made to any Record Date Convertible Holders are retained by the Reorganized Debtors in accordance with Article III, the respective percentages of the outstanding New Genco Common Stock allocated to each Class or Claim holder will be adjusted accordingly.  All of the New Genco Common Stock, issuable in accordance with the Plan, when so issued, shall be duly authorized, validly issued, fully paid, and non-assessable.  The issuance of the New Genco Common Stock, the New Genco Equity Warrants, and the New Genco MIP Warrants by Reorganized Genco is authorized without the need for any further corporate action and without any further action by any holder of a Claim or Equity Interest.

Except as provided below, the New Genco Common Stock distributed under the Plan, including pursuant to the Rights Offering, will be issued in book-entry form, and DTC or its nominee will be the holder of record of such New Genco Common Stock.  One or more global certificates representing such New Genco Common Stock will be registered with an agent for the New Genco Common Stock, in the name of, and will be deposited with, DTC or its nominee.  The ownership interest of each holder of such New Genco Common Stock, and transfers of ownership interests therein, will be recorded on the records of the direct and indirect participants in DTC.  To receive distributions of New Genco Common Stock, holders of Prepetition 2007 Facility Claims will be required to designate a direct or indirect participant in DTC with whom such holder has an account into which such New Genco Common Stock may be deposited.  Purchasers of shares of New Genco Common Stock in the Rights Offering, including the Backstop Parties, will similarly be required to designate an account of a direct or indirect participant in DTC to receive their shares.  The New Genco Common Stock issuable to holders of Convertible Note Claims will be delivered by Reorganized Genco to the holders of Convertible Note Claims through DTC.

2.            Entry into the Registration Rights Agreement.  On or as soon as practicable after the Effective Date, Reorganized Genco and the Registration Rights Parties will enter into the Registration Rights Agreement. The Registration Rights Agreement shall provide the Registration Rights Parties who receive 10% or more of New Genco Common Stock under the Plan with demand and piggyback registration rights.  All other Registration Rights Parties shall have piggyback registration rights only.

The Registration Rights Agreement will also provide that, on or before the date that is ninety (90) days after the Effective Date, the Debtors shall file, and shall thereafter use its reasonable best efforts to cause to be declared effective as promptly as practicable, the Registration Statement; provided that the Reorganized Debtors shall not be required to file such Registration Statement unless the Registration Rights Parties, in the aggregate, choose to include at least 15% of the outstanding shares held by all Registration Rights Parties in such Registration Statement.  The Registration Rights Agreement shall contain customary terms and conditions, including, but not limited to, the ability of one or more selling Registration Rights Parties holding a majority of the outstanding shares held by all Registration Rights Parties to waive or postpone the filing of the Registration Statement upon the Reorganized Debtors’ request and provisions with respect to blackout periods.

3.            Exemption from Registration.  The offering, issuance, and distribution of the New Genco Common Stock and the New Genco Equity Warrants under Article III of the Plan, the Rights, the New Genco Common Stock issued in the Rights Offering, and the New Genco Common Stock issuable upon exercise of the New Genco Equity Warrants, and the resale of any such New Genco Common Stock, shall be exempt from the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration of an offer or sale of securities under section 1145(a) of the Bankruptcy Code, except with respect to any person that is deemed an “underwriter” under section 1145(b) of the Bankruptcy Code, in which case the New Genco Common Stock and the New Genco Equity Warrants shall be issued pursuant to another available exemption from registration under the Securities Act and other applicable law.  The New Genco Common Stock underlying the Management Incentive Program, the New Genco MIP Warrants, and the New Genco Common Stock issuable upon exercise of the New Genco MIP Warrants will be issued pursuant to another available exemption from registration under the Securities Act and other applicable law.

The New Genco Common Stock distributed or issued under the Plan to persons who may be deemed underwriters under section 1145(b) of the Bankruptcy Code (which will not include the Backstop Parties solely on account of their participation in the Backstop Investment), and the Backstop Shares, if any, issued to the Backstop Parties, will, at the option of the recipient thereof, be issued either (i) in the form of registered stock certificates bearing a legend indicating that transfer may be restricted under federal and state securities laws or (ii) in book-entry form and included in a ledger identified as “restricted” and indicating in such ledger that transfer may be restricted under federal and state securities laws.

4.            SEC Reporting Requirements and Listing of New Genco Common Stock.  As of the Effective Date, Reorganized Genco will be, and it is the intention that Reorganized Genco will remain, a reporting company under the Securities Exchange Act of 1934, 15 U.S.C. §§ 78(a) -78(pp).  If at any time during the one-year period immediately following the Effective Date, Reorganized Genco meets the applicable listing standards of either the New York Stock Exchange or the NASDAQ Stock Market, then Reorganized Genco will use commercially reasonable efforts to cause the New Genco Common Stock to be listed on such market as promptly as reasonably practicable.

5.            Other Reporting Requirements. In the event that Reorganized Genco ceases to be a reporting company at any time, then until the date that is twelve (12) months after such event, Reorganized Genco will use commercially reasonable efforts to make the following information available to stockholders who beneficially own at least 1.0% of the total outstanding shares of New Genco Common Stock (and who provide evidence of such ownership that is reasonably satisfactory to Reorganized Genco), in each case solely to the extent that such information is otherwise available, by posting such information to a secure website or data site to which such stockholders (and potential transferees of such stockholders who affirmatively agree to the terms of a “click through” confidentiality agreement posted by Reorganized Genco on such website or data site) are given access: (i) within one-hundred twenty (120) days after the end of Reorganized Genco’s fiscal year, audited consolidated annual financial statements, and (ii) within forty-five (45) days after the end of each of the first three (3) calendar quarters of Reorganized Genco’s fiscal year, unaudited quarterly financial statements.  Until the date that is twelve (12) months after the Effective Date, this Article IV.E.5 shall not be amended or modified by Reorganized Genco in any respect without the prior consent of holders of a majority of the outstanding shares of New Genco Common Stock that are held by non-affiliates of Reorganized Genco.

F.	The Rights Offering.

1.            Generally.  The Rights Offering shall be conducted, and the Rights Offering Shares shall be issued to the holders of the Prepetition 2007 Facility Claims and Eligible Noteholders that exercise their respective Rights pursuant to the Rights Offering Procedures and the Plan.  Notwithstanding anything contained in this Plan or the Rights Offering Procedures to the contrary, the Debtors may, with the consent of the Supporting Creditors in accordance with section 1(b) of the Restructuring Support Agreement,  modify the Rights Offering Procedures or adopt such additional detailed procedures to more efficiently administer the exercise of the Rights.  The closing of the Rights Offering is conditioned on the consummation of the Plan, the Rights Offering Procedures and any other condition specified in the Equity Commitment Agreement.  Amounts held by the Subscription Agent with respect to the Rights Offering prior to the Effective Date shall not be entitled to any interest on account of such amounts.

2.            Subscription Ratio.  Each holder of a Prepetition 2007 Facility Claim that is a Rights Offering Record Date Holder will receive its Pro Rata share of the Lender Rights to purchase shares of New Genco Common Stock, and each Eligible Noteholder will receive its Pro Rata share of the Noteholder Rights to purchase shares of New Genco Common Stock.  Each Right will entitle its holder to purchase one share of New Genco Common Stock at a subscription price of $18.62537.  Notwithstanding anything to the contrary herein or in the Rights Offering Procedures, fractional Rights shall not be issued and any such fractional Rights will be rounded up or down to the nearest whole number.

3.            Transfer Restriction and Revocation.  The Rights shall not be assignable or detachable, and shall not be transferable other than in connection with the transfer of the corresponding Claims.  After a Right has been exercised, the underlying Claim corresponding to the Right will cease to be transferrable even if the Right is exercised prior to the Claims Record Date.  In addition, once a holder of a Prepetition 2007 Facility Claim or an Eligible Noteholder has properly exercised its Rights, such exercise cannot be revoked, rescinded or annulled for any reason unless the Effective Date has not occurred on or before forty-five (45) days following the Subscription Deadline, at which time any holder of a Prepetition 2007 Facility Claim or Eligible Noteholder may revoke the exercise of all, but not less than all, of the Rights it has exercised by delivery of a revocation notice pursuant to the Rights Offering Procedures.

4.            Issuance of the Rights Offering Shares.  On or as soon as practicable after the Effective Date, Reorganized Genco shall issue the Rights Offering Shares, in exchange for payment therefor, to those holders of Prepetition 2007 Facility Claims and those Eligible Noteholders, that, in accordance with this Plan and the Rights Offering Procedures, validly exercised their respective Rights to participate in the Rights Offering.

5.            Backstop Investment.  Pursuant to the terms and subject to the conditions set forth herein and in the Equity Commitment Agreement, the Lender Backstop Parties shall purchase 100% of the Lender Rights Offering Shares not acquired in the Rights Offering upon the exercise of the Lender Rights.  Pursuant to the terms and subject to the conditions set forth herein and in the Equity Commitment Agreement, the Noteholder Backstop Parties shall purchase 100% of the Noteholder Rights Offering Shares not acquired in the Rights Offering upon the exercise of the Noteholder Rights.

6.            Refund of Payments.  If the Rights Offering shall be terminated, including upon termination of the Equity Commitment Agreement, any payment made by a holder of a Prepetition 2007 Facility Claim or an Eligible Noteholder pursuant to the Rights Offering shall be refunded as soon as practicable following thereafter, without interest or deduction. If a holder of a Prepetition 2007 Facility Claim or an Eligible Noteholder participating in the Rights Offering has made an overpayment, including in respect of the Rights, the amount of such overpayment shall be refunded as soon as practicable following the Subscription Deadline, without interest or deduction.

7.            Rights Offering Dates.  The Rights Offering shall be commenced and completed in accordance with the dates set forth in the Rights Offering Procedures; provided, however, the Debtors may modify such dates and deadlines consistent with the Rights Offering Procedures, subject to the consent of the Supporting Creditors in accordance with section 1(b) of the Restructuring Support Agreement.

G.	The New Genco Equity Warrants.

1.            Issuance.  The New Genco Equity Warrants will be issued pursuant to the terms of the New Genco Equity Warrant Agreement.

2.            Exercise Price and Other Terms.  Each New Genco Equity Warrant will have a 7-year term (commencing on the Effective Date) and will be exercisable for one (1) share of New Genco Common Stock, subject to anti-dilution protection as provided below, reflecting a total implied equity value of $1,295 million for Reorganized Genco.  The New Genco Equity Warrants shall be exercisable on a cashless basis.

3.            Anti-Dilution Protection.  The New Genco Equity Warrant Agreement shall provide the New Genco Equity Warrants with customary anti-dilution protection in the event of any stock split, reverse stock split, stock dividend, reclassification, dividend or other distributions (including, but not limited to, cash dividends), or business combination transaction.

4.            Form.  Except as provided below, all New Genco Equity Warrants distributed under the Plan will be issued in book-entry form and DTC or its nominee will be the holder of record of New Genco Equity Warrants.  One or more global warrant certificates representing such New Genco Equity Warrants will be registered with a warrant agent for the New Genco Equity Warrants, in the name of, and will be deposited with, DTC or its nominee.  The ownership interest of each holder of such New Genco Equity Warrants, and transfers of ownership interests therein, will be recorded on the records of the direct and indirect participants in DTC.  Holders of Equity Interests in Genco that hold such Equity Interests in DTC will receive their New Genco Equity Warrants by deposit to the account of a direct or indirect participant in DTC in which such Equity Interests are held.  Holders that do not hold their Equity Interests in Genco will be required to designate a direct or indirect participant in DTC with whom such holder has an account into which such New Genco Equity Warrants may be deposited. Beneficial owners of the New Genco Equity Warrants will be required to follow the procedures that DTC or its direct or indirect participants may establish for exercising their rights in respect of the New Genco Equity Warrants, including exercise and transfer thereof.  New Genco Common Stock issuable upon exercise of such New Genco Equity Warrants will be issued in book-entry form and held through DTC.

The New Genco Equity Warrants distributed under the Plan to any persons who may be deemed underwriters under section 1145(b) of the Bankruptcy Code will be in the form of registered warrant certificates and will bear a legend indicating that transfer may be restricted under federal and state securities laws.

5.            Restricted Genco Equity Interests. Except as provided herein, any unvested Restricted Genco Equity Interests shall be deemed vested automatically on the Effective Date, and holders of Restricted Genco Equity Interests shall receive their Pro Rata share of the New Genco Equity Warrants.  With respect to any director, officer, or other employee holding Restricted Genco Equity Interests who is no longer serving in his/her respective role on the Effective Date, all unvested Restricted Genco Equity Interests shall be deemed vested immediately prior to the Effective Date.  The New Genco Equity Warrants issued on account of Restricted Genco Equity Interests will be in the form of registered warrant certificates, and will bear the same legend, if any, as the corresponding New Genco Equity Warrants.  Holders of New Genco Equity Warrants issued on account of Restricted Genco Equity Interests will be required to follow such procedures as New Genco shall establish for exercising their rights in respect of the New Genco Equity Warrants, including exercise and transfer thereof.

H.	Continued Corporate Existence and Vesting of Assets.

Except as otherwise provided herein: (i) each Debtor will, as a Reorganized Debtor, continue to exist after the Effective Date as a separate legal entity, with all of the powers of such a legal entity under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution or otherwise) under applicable law; and (ii) on the Effective Date, all property of its Estate, and any property acquired by such Debtor or Reorganized Debtor under the Plan, will vest in such Reorganized Debtor free and clear of all Claims, Liens, charges, other encumbrances, Equity Interests and other interests, except for the Liens and Claims established under the Plan (including in respect of the Amended and Restated Term Loan Facilities or the New Exit Financing Facility, as applicable).

On and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property and compromise or settle any claims without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, subject only to those restrictions expressly imposed by the Plan or the Confirmation Order as well as the documents and instruments executed and delivered in connection therewith, including the documents, exhibits, instruments and other materials comprising the Plan Supplement.  Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur from and after the Effective Date for Fee Claims, disbursements, expenses or related support services (including fees relating to the preparation of Professional fee applications) without application to, or the approval of, the Court.

I.	Fee Claims Escrow Account.

On the Effective Date, Reorganized Genco shall establish the Fee Claim Escrow Account in an amount equal to all Fee Claims of Professionals outstanding as of the Effective Date (including, for the avoidance of doubt, any reasonable estimates for unbilled amounts payable by Genco).  Amounts held in the Fee Claims Escrow Account shall not constitute property of Reorganized Genco.  The Fee Claims Escrow Account may be an interest-bearing account.  In the event there is a remaining balance in the Fee Claims Escrow Account following payment to all holders of Fee Claims under the Plan, any such amounts shall be returned to Reorganized Genco.

ARTICLE V.
PROVISIONS REGARDING CORPORATE GOVERNANCE
OF THE REORGANIZED DEBTOR

A.	Amendments to Articles of Incorporation.

1.            Reorganized Genco.  On the Effective Date, the New Genco Charter shall prohibit the issuance of nonvoting equity securities only so long as, and to the extent that, the issuance of nonvoting equity securities is prohibited by the Bankruptcy Code.  The New Genco Charter will be filed on or immediately before the Effective Date with the applicable authority in the jurisdiction of incorporation in accordance with the corporate laws of its jurisdiction of incorporation.

2.            The Debtor Subsidiaries.  On the Effective Date, the article of incorporation of each Debtor Subsidiary shall be amended (to the extent such provision is not already included in the applicable article of incorporation) to prohibit the issuance of nonvoting equity securities only so long as, and to the extent that, the issuance of nonvoting equity securities is prohibited by the Bankruptcy Code.  The amended articles of incorporation of the Reorganized Debtor Subsidiaries will be filed with the applicable authorities in their respective jurisdictions of incorporation in accordance with the corporate laws of the respective jurisdictions of incorporation.

B.	Appointment of Officers and Directors.

As of the Effective Date, the term of the current members of the board of directors of Genco shall expire without further action by any Person.  The initial directors of the New Board shall consist of Peter C. Georgiopoulos and six (6) other directors to be disclosed in the Plan Supplement, including (a) two (2) directors selected by Centerbridge; provided, that if at any time prior to the Effective Date, Centerbridge’s aggregate holdings (together with its affiliated funds and managed accounts) would not entitle it to a pro forma allocation of (i) at least 20% but more than 10% of the New Genco Common Stock, then Centerbridge shall only be entitled to select one (1) initial director and the four (4) directors referenced in sub clause (b) shall be increased to five (5) and (ii) at least 10% of the New Genco Common Stock, then  Centerbridge shall not be entitled to select any directors and the four (4) directors referenced in sub clause (b) shall be increased to six (6), and (b) four (4) directors selected by the Board Selection Committee (in consultation with the Reorganized Debtors and the Supporting Noteholders) by majority vote, with each member of the Board Selection Committee having one vote with respect to each position on the New Board to be filled in accordance with clause (b); provided, that in the event that at any time prior to the Effective Date, any member of the Board Selection Committee’s aggregate holdings (together with its affiliated funds and managed accounts) under the Prepetition 2007 Facility and the Convertible Notes would not entitle such member (together with its affiliated funds and managed accounts) to a pro forma allocation of at least 6.25% of the New Genco Common Stock, such member shall thereupon automatically cease to be a member of the Board Selection Committee.

As of the Effective Date, the current members of the board of directors of the Debtor Subsidiaries shall serve as the initial board of directors for the applicable Reorganized Debtor Subsidiaries.

The officers of Reorganized Genco on the Effective Date shall be identified in the Plan Supplement, shall be mutually acceptable to the Debtors and the Required Supporting 2007 Facility Lenders, and shall include John C. Wobensmith.

C.	Powers of Officers.

The officers of the Debtors or the Reorganized Debtors, as the case may be, shall have the power to enter into or execute any documents or agreements that they deem reasonable and appropriate to effectuate the terms of the Plan.

D.	New Employment Agreements, Existing Benefits Agreements and Retiree Benefits.

From and after the Effective Date, the Reorganized Debtors’ officers shall be employed and serve the Reorganized Debtors in accordance with the New Employment Agreements, except to the extent of the Debtors’ assumption of any existing Executory Contract with any such officer.  Except as set forth in the Rejection Schedule (or as such benefits are otherwise terminated by the Debtors under applicable law), all Existing Benefits Agreements shall be deemed assumed as of the Effective Date.  Notwithstanding anything to the contrary contained herein, pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

E.	Management Incentive Program.

On the Effective Date, Reorganized Genco shall adopt the Management Incentive Program, which shall provide for the distribution of the New Genco MIP Primary Equity, and the New Genco MIP Warrants to the participating officers, directors, and other management of Reorganized Genco.

The holder of any New Genco MIP Primary Equity will be entitled to receive all dividends paid with respect to such shares as if such New Genco MIP Primary Equity had vested on the grant date (subject to forfeiture by the holder in the event that such grant is terminated prior to vesting unless the administrator of the Management Incentive Program determines otherwise). The New Genco MIP Warrants will be exercisable on a cashless basis and will contain customary anti-dilution protection in the event of any stock split, reverse stock split, stock dividend, reclassification, dividend or other distributions (including, but not limited to, cash dividends), or business combination transaction.

F.	Indemnification of Directors, Officers and Employees.

Notwithstanding any other provisions of the Plan, from and after the Effective Date, indemnification obligations owed by the Debtors or Reorganized Debtors to directors, officers or employees of the Debtors who served or were employed by a  Debtor on or after the Petition Date, to the extent provided in the applicable articles or certificates of incorporation, bylaws or similar constituent documents, by statutory law or by written agreement, policies or procedures of such Debtor, will be deemed to be, and treated as though they are executory contracts that are assumed pursuant to the Plan and section 365 of the Bankruptcy Code.  All such indemnification obligations shall survive confirmation of the Plan, remain unaffected thereby, and not be discharged, irrespective of whether indemnification, defense, reimbursement or limitation is owed in connection with an event occurring before, on or after the Petition Date.

Indemnification obligations owed to any Professionals retained pursuant to sections 327 or 328 of the Bankruptcy Code and by order of the Court, to the extent that such indemnification obligations relate to the period after the Petition Date, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed pursuant to section 365 of the Bankruptcy Code under the Plan, as and to the extent such indemnification was approved by order of the Court.

ARTICLE VI.
CONFIRMATION OF THE PLAN

A.	Conditions to Confirmation.

The following are conditions to the entry of the Confirmation Order unless such conditions, or any of them, have been satisfied or duly waived in accordance with Article VI.B:

1.            The Court shall have approved the Disclosure Statement.

2.            The Confirmation Order shall be in form and substance mutually acceptable to the Debtors and the Required Supporting 2007 Facility Lenders, reasonably acceptable to the Required Supporting Noteholders, and, solely with respect to any term that will affect their respective economic interests, be mutually acceptable to the Debtors, the Required Supporting $253 Million Facility Lenders and the Required Supporting $100 Million Facility Lenders, and, solely with respect to any term in the Confirmation Order that will affect the respective economic interests of the Prepetition $100 Million Facility Lenders and the Prepetition $253 Million Facility Lenders or is related to the Amended and Restated Term Loan Facilities, shall be mutually acceptable to the Debtors, the Prepetition $100 Million Facility Agent, and the Prepetition $253 Million Facility Agents.

3.            The Plan (which, for purposes of this Article VI.A.3 shall exclude the Plan Supplement), shall be in form and substance mutually acceptable to the Debtors and the Required Supporting 2007 Facility Lenders, reasonably acceptable to the Required Supporting Noteholders, and, solely with respect to any term that will affect their respective economic interests, be mutually acceptable to the Debtors, the Required Supporting $253 Million Facility Lenders and the Required Supporting $100 Million Facility Lenders.

4.            The Plan Supplement shall be in form and substance mutually acceptable to the Debtors and the Required Supporting 2007 Facility Lenders, reasonably acceptable to the Supporting Noteholders (except with respect to the Registration Rights Agreement, the New Employment Agreements, the Rejection Schedule, the New Board, and the initial officers of the Reorganized Debtor), and, solely with respect to any term that will affect their respective economic interests, be mutually acceptable to the Debtors, the Required Supporting $253 Million Facility Lenders and the Required Supporting $100 Million Facility Lenders.

5.            The Restructuring Support Agreement shall have been assumed by the Debtor.

B.	Waiver of Conditions Precedent to Confirmation.

The Debtors, with the written consent of the Required Supporting 2007 Facility Lenders, and subject to the consent rights of the Supporting Creditors as provided for in the Restructuring Support Agreement, may waive the conditions set forth in Article VI.A above at any time without leave of or order of the Court and without any formal action.  Notwithstanding the foregoing nothing herein shall provide the Required Supporting Creditors with any consent rights that are not otherwise provided in the Restructuring Support Agreement or the Equity Commitment Agreement.

C.	Discharge of the Debtor.

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument or other agreement or document created pursuant to the Plan, the distributions, rights and treatment that are provided in the Plan shall be in complete satisfaction, discharge and release of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Equity Interests and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Equity Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against and Equity Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Equity Interests, including demands, liabilities and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Equity Interests relate to services performed by employees of the Debtors before the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, in each case whether or not:  (i) a Proof of Claim based upon such debt, right or Equity Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (ii) a Claim or Equity Interest based upon such debt, right or Equity Interest is Allowed; or (iii) the holder of such a Claim or Equity Interest has accepted the Plan or is entitled to receive a distribution hereunder.  Any default by the Debtors or their affiliates with respect to any Claim or Equity Interest that existed immediately before or on account of the filing of the Chapter 11 Case shall be deemed cured on the Effective Date.  The Confirmation Order shall be a judicial determination of the discharge of all Claims and Equity Interests subject to the Effective Date occurring.

D.	Injunction.

FROM AND AFTER THE EFFECTIVE DATE, ALL PERSONS ARE PERMANENTLY ENJOINED FROM COMMENCING OR CONTINUING IN ANY MANNER, ANY CAUSE OF ACTION RELEASED OR TO BE RELEASED PURSUANT TO THE PLAN OR THE CONFIRMATION ORDER.

FROM AND AFTER THE EFFECTIVE DATE, TO THE EXTENT OF THE RELEASES AND EXCULPATION GRANTED IN THIS ARTICLE VI, THE RELEASING PARTIES SHALL BE PERMANENTLY ENJOINED FROM COMMENCING OR

CONTINUING IN ANY MANNER AGAINST THE RELEASED PARTIES AND THEIR ASSETS AND PROPERTIES, AS THE CASE MAY BE, ANY SUIT, CAUSE OF ACTION OR OTHER PROCEEDING, ON ACCOUNT OF OR RESPECTING ANY CLAIM, DEMAND, LIABILITY, OBLIGATION, DEBT, RIGHT, CAUSE OF ACTION, EQUITY INTEREST OR REMEDY RELEASED OR TO BE RELEASED PURSUANT TO THIS ARTICLE VI OR THE CONFIRMATION ORDER.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PLAN, THE PLAN SUPPLEMENT OR RELATED DOCUMENTS, OR FOR OBLIGATIONS ISSUED PURSUANT TO THE PLAN, ALL PERSONS WHO HAVE HELD, HOLD OR MAY HOLD CLAIMS OR EQUITY INTERESTS THAT HAVE BEEN RELEASED OR DISCHARGED PURSUANT TO ARTICLE VI OR ARE SUBJECT TO EXCULPATION PURSUANT TO ARTICLE VI ARE PERMANENTLY ENJOINED, FROM AND AFTER THE EFFECTIVE DATE, FROM TAKING ANY OF THE FOLLOWING ACTIONS:  (1) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR EQUITY INTERESTS; (2) ENFORCING, ATTACHING, COLLECTING OR RECOVERING BY ANY MANNER OR MEANS ANY JUDGMENT, AWARD, DECREE OR ORDER AGAINST SUCH RELEASED PARTIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR EQUITY INTERESTS; (3) CREATING, PERFECTING OR ENFORCING ANY ENCUMBRANCE OF ANY KIND AGAINST SUCH RELEASED PARTIES OR THE PROPERTY OR ESTATES OF SUCH RELEASED PARTIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR EQUITY INTERESTS; (4) ASSERTING ANY RIGHT OF SETOFF OR SUBROGATION OF ANY KIND AGAINST ANY OBLIGATIONS DUE FROM THE DEBTORS OR THE REORGANIZED DEBTORS OR AGAINST THE PROPERTY OR INTERESTS IN PROPERTY OF THE DEBTORS ON ACCOUNT OF ANY SUCH CLAIM; AND (5) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR EQUITY INTERESTS RELEASED, SETTLED OR DISCHARGED PURSUANT TO THE PLAN.

THE RIGHTS AFFORDED IN THE PLAN AND THE TREATMENT OF ALL CLAIMS AND EQUITY INTERESTS HEREIN SHALL BE IN EXCHANGE FOR AND IN COMPLETE SATISFACTION OF ALL CLAIMS AND EQUITY INTERESTS OF ANY NATURE WHATSOEVER, INCLUDING ANY INTEREST ACCRUED ON CLAIMS FROM AND AFTER THE PETITION DATE, AGAINST THE DEBTORS OR ANY OF THEIR ASSETS, PROPERTY OR ESTATES.  ON THE EFFECTIVE DATE, ALL SUCH CLAIMS AGAINST THE DEBTORS SHALL BE FULLY RELEASED AND DISCHARGED EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR IN THE PLAN WITH RESPECT TO THE AMENDED AND RESTATED TERM LOAN FACILITIES, AND THE GENCO EQUITY INTERESTS SHALL BE CANCELLED.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR HEREIN OR IN OBLIGATIONS ISSUED PURSUANT HERETO FROM AND AFTER THE EFFECTIVE DATE, ALL CLAIMS AGAINST THE DEBTORS SHALL BE FULLY RELEASED AND DISCHARGED, AND ALL EQUITY INTERESTS SHALL BE CANCELLED, AND THE

DEBTORS’ LIABILITY WITH RESPECT THERETO SHALL BE EXTINGUISHED COMPLETELY, INCLUDING ANY LIABILITY OF THE KIND SPECIFIED UNDER SECTION 502(G) OF THE BANKRUPTCY CODE.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PLAN, THE PLAN SUPPLEMENT OR RELATED DOCUMENTS, OR FOR OBLIGATIONS ISSUED PURSUANT TO THE PLAN, ALL PERSONS SHALL BE PRECLUDED FROM ASSERTING AGAINST THE DEBTORS, THEIR  ESTATES, THE REORGANIZED DEBTORS, EACH OF THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, AND EACH OF ITS ASSETS AND PROPERTIES, AND EACH OF THE RELEASED PARTIES, ANY OTHER CLAIMS OR EQUITY INTERESTS BASED UPON ANY DOCUMENTS, INSTRUMENTS OR ANY ACT OR OMISSION, TRANSACTION OR OTHER ACTIVITY OF ANY KIND OR NATURE THAT OCCURRED BEFORE THE EFFECTIVE DATE.

E.	Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, and except as expressly provided herein (including Article VI.J.1), the Reorganized Debtors shall retain all Causes of Action, including those Causes of Action listed as retained Causes of Action on an exhibit to the Plan Supplement.  Nothing contained in this Plan, the Plan Supplement or the Confirmation Order shall be deemed a waiver or relinquishment of any claim, Cause of Action, right of setoff, or other legal or equitable defense of the Debtors that is not specifically waived or relinquished by this Plan.  The Reorganized Debtors shall have, retain, reserve and be entitled to assert all such claims, Causes of Action, rights of setoff and other legal or equitable defenses that the Debtors had immediately before the Petition Date as fully as if the Chapter 11 Case had not been commenced, and all of the Reorganized Debtors’ legal and equitable rights respecting any claim that is not specifically waived or relinquished by this Plan may be asserted after the Effective Date to the same extent as if the Chapter 11 Case had not been commenced.  No Person may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against such Person.  The Debtors or Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Person, in accordance with the Plan.  From and after the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall have the exclusive right, authority and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw or litigate to judgment any Cause of Action and to decline to do any of the foregoing without further notice to or action, order or approval of the Court.  The Reorganized Debtors are deemed representatives of the Estates for the purpose of prosecuting any Claim or Cause of Action and any objections to Claims pursuant to 11 U.S.C. § 1123(b)(3)(B).

F.	Votes Solicited in Good Faith.

The Debtors have, and upon entry of the Confirmation Order shall be deemed to have, solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code.  The Debtors (and their respective affiliates, agents, directors, officers, members, employees and Professionals) have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the securities offered and sold under the Plan and therefore have not been, and on account of such offer and issuance will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer or issuance of the securities offered and distributed under the Plan.

G.	Supporting Creditors’ Fees and Expenses.

On the Effective Date, the Reorganized Debtors shall pay, in full, in Cash, the unpaid reasonable fees, expenses, costs, and other charges of: (i) the Prepetition $253 Million Facility Agents (including the fees and expenses of Paul, Weiss, Rifkind, Wharton & Garrison LLP, Stephenson Harwood, LLP and Poles, Tublin, Stratakis & Gonzalez, LLP), (ii) the Prepetition $100 Million Facility Agent (including the fees and expenses of Paul, Weiss, Rifkind, Wharton & Garrison LLP and Orrick, Herrington & Sutcliffe LLP), (iii) the Prepetition 2007 Facility Agent (including the fees and expenses of Milbank, Tweed, Hadley & McCloy LLP, Seward & Kissel LLP, and Houlihan Lokey Capital, Inc.), and (iv) the Supporting Noteholders (including the fees and expenses of Akin Gump Strauss Hauer & Feld LLP and Jefferies LLC), in each case in accordance with the cash collateral order approved by the Court and the Restructuring Support Agreement, and as required by the underlying credit agreement, indemnity, or fee letter.

H.	Convertible Notes Indenture Trustee Fees and Expenses

The Debtors shall distribute to the Convertible Notes Indenture Trustee Cash in an amount equal to the Convertible Notes Indenture Trustee Expenses as provided in Article III.D.8 hereof.  If the Debtors or the Reorganized Debtors dispute the reasonableness of the Convertible Notes Indenture Trustee Expenses, the Debtors, the Reorganized Debtors, or the Convertible Notes Indenture Trustee, as applicable, may submit such dispute to the Court for a determination of the reasonableness of such fees or expenses and the disputed portion of the Convertible Notes Indenture Trustee Expenses shall not be paid until the dispute is resolved.  The undisputed portion of the Convertible Notes Indenture Trustee Expenses shall be paid as provided herein. The Convertible Notes Indenture Trustee shall not be entitled to payment of or assertion of its Convertible Notes Indenture Trustee Charging Lien for any disputed Convertible Notes Indenture Trustee Expenses to the extent the Court determines that such Convertible Notes Indenture Trustee Expenses are unreasonable under the terms of the Convertible Notes Indenture.  Nothing contained herein shall otherwise affect the right of the Convertible Notes Indenture Trustee from asserting its Convertible Notes Indenture Trustee Charging Lien, to the extent applicable under the terms of the Convertible Notes Indenture, provided, however, that upon the full and indefeasible payment of the Convertible Notes Indenture Trustee Expenses, the Convertible Notes Indenture Trustee Charging Lien shall be deemed released and discharged in full.  For the avoidance of doubt, the Convertible Notes Indenture Trustee shall not be required to file a Proof of Claim on account of either the Convertible Note Claims or the Convertible Notes Indenture Trustee Expenses.

I.	Cancellation of Certain Indebtedness and Existing Securities.

On the Effective Date, except as otherwise specifically provided for in the Plan: (i) the obligations of the Debtors under the Convertible Notes Indenture, and any other certificate, share, note, bond, indenture, purchase right, option, warrant or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in a Debtor giving rise to any Claim or Equity Interest (except such certificates, notes or other instruments or documents evidencing indebtedness or obligations of a Debtor that are specifically reinstated pursuant to the Plan), shall be cancelled as to such Debtor, and the applicable Reorganized Debtor shall not have any continuing obligations thereunder; and (ii) the obligations of a Debtor pursuant, relating or pertaining to any agreements, indentures, certificates of designation, bylaws or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, purchase rights, options, warrants or other instruments or documents evidencing or creating any indebtedness or obligation of such Debtor (except such agreements, certificates, notes or other instruments evidencing indebtedness or obligations of a Debtor that are specifically reinstated pursuant to the Plan or assumed by a Debtor) shall be released and discharged; provided, however, that, notwithstanding the foregoing, to the extent the Debtors exercise their option to enter into the New Exit Financing Facility, the Debtors’ obligations under the Prepetition $100 Million Credit Agreement and the Prepetition $253 Million Credit Agreement shall be cancelled as to the Debtors, or if the Debtors enter into the Amended and Restated Term Loan Facilities, the Debtors’ obligations under the Prepetition $100 Million Credit Agreement and the Prepetition $253 Million Credit Agreement shall be amended and superseded by the obligations under the Amended and Restated Term Loan Facilities; provided, further, however, that notwithstanding the occurrence of the Confirmation Date or the Effective Date, any such indenture or agreement that governs the rights of the holder of a Claim shall continue in effect solely for purposes of (a) allowing holders of such Claims to receive distributions under the Plan as provided herein, (b) allowing the Prepetition Agents and/or the Convertible Notes Indenture Trustee to make distributions under the Plan as provided herein, and deduct therefrom such reasonable compensation, fees, and expenses due thereunder or incurred in making such distributions, to the extent not paid by the Debtors and authorized under such indenture or agreement, (c) allowing the Prepetition Agents and/or the Convertible Notes Indenture Trustee to seek compensation and/or reimbursement of fees and expenses in accordance with the terms of the Plan, (d) allowing the Convertible Notes Indenture Trustee to exercise any charging liens it may have under the Convertible Notes Indenture against any such distributions and (e) preserving any charging lien or indemnification rights of the Convertible Notes Indenture Trustee under the Convertible Notes Indenture against the holders of the Convertible Notes.  For the avoidance of doubt, nothing in this section shall affect the discharge of or result in any obligation, liability or expense of the Debtors or Reorganized Debtors or affect the discharge of Claims or Equity Interests pursuant to the Bankruptcy Code, the Confirmation Order or the Plan, or result in any additional obligation, expense or liability of the Debtors or Reorganized Debtors. On and after the Effective Date, all duties and responsibilities of the Prepetition Agents and the Convertible Notes Indenture Trustee shall be discharged except to the extent required to effectuate the Plan; provided that the Prepetition $100 Million Facility Agent and the Prepetition $253 Million Facility Agents, respectively, shall continue in such capacities under the Amended and Restated $100 Million Facility Credit Agreement and the Amended and Restated $253 Million Facility Credit Agreement, respectively.

J.	Claims Incurred After the Effective Date.

Claims incurred by the Debtors after the Effective Date may be paid by the Reorganized Debtors in the ordinary course of business and without application for or Court approval, subject to any agreements with such holders of a Claim and applicable law.

K.	Releases, Exculpations and Injunctions of Released Parties.

1.            Releases by the Debtors.  On the Effective Date, and notwithstanding any other provisions of the Plan, the Debtors and the Reorganized Debtors, on behalf of themselves and their Estates, shall be deemed to unconditionally release the Released Parties from any and all claims, obligations, suits, judgments, damages, rights, Causes of Action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, assertable on behalf of or derivative from the Debtors, based in whole or in part upon actions taken solely in their respective capacities described herein or any omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date in any way relating to the Debtors, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the Disclosure Statement, the Equity Commitment Agreement, the Restructuring Support Agreement, the documents included in the Plan Supplement, the Rights Offering, or the Plan or related agreements, instruments, or other documents, provided, however, that (a) no individual shall be released from any act or omission that constitutes gross negligence or willful misconduct as determined by a Final Order, (b) other than with respect to the Prepetition 2007 Facility Claims, the Prepetition $100 Million Facility Claims, the Prepetition $253 Million Claims, and the Convertible Note Claims, the Reorganized Debtors shall not relinquish or waive the right to assert any of the foregoing as a legal or equitable defense or right of set-off or recoupment against any Claims of any such persons asserted against the Debtors, (c) the foregoing release shall not apply to obligations arising under the Amended and Restated Term Loan Facilities or the New Exit Financing Facility, as applicable, and (d) the foregoing release applies to the Released Parties solely in their respective capacities described herein.

2.            Releases by Holders of Claims and Equity Interests. On the Effective Date, and notwithstanding any other provisions of the Plan, (i) each Releasing Party will be deemed to have forever released and covenanted with the Released Parties not to sue or otherwise seek recovery from any Released Party on account of any Claim, including any Claim or Cause of Action based upon tort, breach of contract, violations of federal or state securities laws or otherwise, based upon any act, occurrence, or failure to act from the beginning of time through the Effective Date in any way related to the Debtors or their businesses and affairs and (ii) each Releasing Party will be deemed to have forever released and covenanted with the Released Parties not to assert against any Released Party any Claim, obligation, right, Cause of Action or liability that any holder of a Claim may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part on any act or omission, transaction, or occurrence from the beginning of time through the Effective Date in any way relating to the Debtors, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the

Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated under the Plan, the Chapter 11 Cases, the documents included in the Plan Supplement, the Rights Offering, the Equity Commitment Agreement, the Restructuring Support Agreement, the Plan, or the Disclosure Statement or related agreements, instruments or other documents, provided, however, the foregoing release will not (i) apply to obligations arising under the Plan, (ii) apply to obligations arising under the Amended and Restated Term Loan Facilities or the New Exit Financing Facility, as applicable, (iii) be construed to prohibit a party in interest from seeking to enforce the terms of the Plan, and (iv) apply to any act or omission that constitutes gross negligence or willful misconduct as determined by a Final Order.  The foregoing releases apply to the Released Parties solely in their respective capacities described herein.  For the avoidance of doubt, nothing in this Article VI.K.2 will be deemed to release any Claim that is unrelated to (a) the Debtors, (b) the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, (c) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated under the Plan, (d) the Chapter 11 Cases, (e) the documents included in the Plan Supplement, (f) the Rights Offering, (g) the Equity Commitment Agreement, (h) the Restructuring Support Agreement, (i) the Plan, or (j) the Disclosure Statement or related agreements, instruments or other documents.

3.            Exculpation and Injunction.  The Debtors, the Reorganized Debtors, and the other Released Parties (i) shall have no liability whatsoever to any holder or purported holder of an Administrative Claim, Claim, or Equity Interest for any act or omission that occurred during and in connection with the Chapter 11 Cases or in connection with, or arising out of the preparation and filing of the Chapter 11 Cases, the preparation and negotiation of the Equity Commitment Agreement and the Restructuring Support Agreement, the preparation, negotiation, and filing of the Plan, the Disclosure Statement, the negotiation of the documents included in the Plan Supplement, the pursuit of approval of the Disclosure Statement or the solicitation of votes for confirmation of the Plan, the Chapter 11 Case, the Rights Offering, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan, or any transaction contemplated by the Plan or Disclosure Statement or in furtherance thereof except for any act or omission that constitutes willful misconduct or gross negligence as determined by a Final Order, and (ii) in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.  This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Released Parties from liability.  Without limiting the generality of the foregoing, the Released Parties shall be entitled to and granted the protections and benefits of section 1125(e) of the Bankruptcy Code.  Pursuant to section 105 of the Bankruptcy Code, no holder or purported holder of an Administrative Claim, Claim or Equity Interest shall be permitted to commence or continue any Cause of Action, employment of process, or any act to collect, offset, or recover any Claim against a Released Party that accrued on or before the Effective Date and that has been released or waived pursuant to this Plan.

4.            Liabilities to, and Rights of, Governmental Units.

As to the United States of America, its agencies, departments, or agents (collectively, the “United States”), nothing in the Plan or Confirmation Order shall limit or expand the scope of discharge, release or injunction to which the Debtors or Reorganized Debtors are entitled to under the Bankruptcy Code.  The discharge, release and injunction provisions contained in the Plan and Confirmation Order are not intended and shall not be construed to bar the United States from, subsequent to the Confirmation Order, pursuing any police or regulatory action, except to the extent those discharge and injunctive provisions bar a Governmental Unit from pursuing Claims.

Notwithstanding anything contained in the Plan or Confirmation Order to the contrary, nothing in the Plan or Confirmation Order shall discharge, release, impair or otherwise preclude: (1) any liability to a Governmental Unit that is not a Claim; (2) any Claim of a Governmental Unit arising on or after the Confirmation Date; (3) any valid right of setoff or recoupment of the United States against a Debtor; or (4) any liability of the Debtors or Reorganized Debtors under environmental law to any Governmental Unit as the owner or operator of property that such entity owns or operates after the Confirmation Date, except those obligations to reimburse costs expended or paid by a Governmental Unit before the Petition Date or to pay penalties owing to a Governmental Unit for violations of environmental laws or regulations that occurred before the Petition Date.  Nor shall anything in the Plan or Confirmation Order: (i) enjoin or otherwise bar the United States or any Governmental Unit from asserting or enforcing, outside the Court, any liability described as not discharged in the preceding sentence; or (ii) divest any court of jurisdiction to determine whether any liabilities asserted by the United States or any Governmental Unit are discharged or otherwise barred by the Plan, Confirmation Order, or the Bankruptcy Code.

Moreover, nothing in the Plan or Confirmation Order shall release or exculpate any non-Debtor, including any Released Parties, from any liability to the United States, including but not limited to any liabilities arising under the Internal Revenue Code, the environmental laws, or the criminal laws against the Released Parties, nor shall anything in the Plan or Confirmation Order enjoin the United States from bringing any claim, suit, action or other proceeding against the Released Parties for any liability whatsoever; provided, however, that the foregoing sentence shall not limit the scope of discharge granted to the Debtors under sections 524 and 1141 of the Bankruptcy Code.

L.	Preservation of Insurance.

The Debtors’ discharge and release from all Claims as provided herein shall not, except as necessary to be consistent with this Plan, diminish or impair the enforceability of any insurance policy that may provide coverage for Claims against the Debtors, the Reorganized Debtors, their current and former directors and officers, or any other Person.  Prior to the Effective Date, the Debtors shall obtain directors’ and officers’ liability insurance tail coverage for all of their current and former directors and officers, which coverage shall extend for a period of not less than six (6) years after the Effective Date and contain terms no less favorable to such directors and officers as the terms of the existing directors’ and officers’ liability insurance policies issued to the Debtors.

ARTICLE VII.
DISTRIBUTIONS UNDER THE PLAN

A.	Procedures for Treating Disputed Claims.

1.            Filing Proofs of Claim.  Except as required by the Bar Date Order, holders of Claims need not file Proofs of Claim with the Court.  In the event that a holder of a Claim elects to file a Proof of Claim with the Court, it will be deemed to have consented to the exclusive jurisdiction of the Court for all purposes with respect to the determination, liquidation, allowance, or disallowance of such Claim.

2.            Disputed Claims. If the Debtors dispute any Claim as to which no Proof of Claim has been filed, such dispute shall be determined, resolved, or adjudicated, as the case may be, in a manner as if the Chapter 11 Cases had not been commenced, provided, however, that the Reorganized Debtors may elect, at their sole option, to object under section 502 of the Bankruptcy Code to any Claim or Proof of Claim filed by or on behalf of a holder of a Claim.

3.            Objections to Claims.  Except insofar as a Claim is Allowed under the Plan, the Debtors, the Reorganized Debtors, and any other party in interest shall be entitled to object to Claims.  Any objections to Claims shall be filed and served by the Claims Objection Deadline.

4.            Disallowance of Claims. With respect to each Claim not subject to the Bar Date Order, except as provided herein or otherwise agreed, any and all Proofs of Claim shall be deemed expunged from the claims register on the Effective Date without any further notice to or action, order, or approval of the Court and the Claim on which such Proof of Claim was filed shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced.

With respect to each General Unsecured Claim and Claim subordinated pursuant to section 510(b) of the Bankruptcy Code subject to the Bar Date Order, except as provided herein or otherwise agreed, any and all Proofs of Claim filed after the Bar Date shall be deemed disallowed and expunged as of the Effective Date without any further notice to or action, order, or approval of the Court, and holders of such Claims may not receive any distributions on account of such Claims.

B.	Allowed Claims.

1.            Delivery of Distributions.  Distributions under the Plan shall be made by the Reorganized Debtors (or their agent or designee) to the holders of Allowed Claims in all Classes for which a distribution is provided in this Plan at the addresses set forth on the Schedules, unless such addresses are superseded by Proofs of Claim or transfers of Claim filed pursuant to Bankruptcy Rule 3001 by the Claims Record Date (or at the last known addresses of such holders if the Debtors or the Reorganized Debtors have been notified in writing of a change of address).

2.            Distribution of Cash. Any payment of Cash by the Reorganized Debtors pursuant to the Plan shall be made at the option and in the sole discretion of the Reorganized Debtors by (i) a check drawn on, or (ii) wire transfer from, a domestic bank selected by the Reorganized Debtors.

3.            Unclaimed Distributions of Cash.  Subject to Article VII.B.6 herein, any distribution of Cash under the Plan that is unclaimed after six (6) months after it has been delivered (or attempted to be delivered) shall, pursuant to section 347(b) of the Bankruptcy Code, become the property of the Reorganized Debtors against which such Claim was Allowed notwithstanding any state or other escheat or similar laws to the contrary, and the entitlement by the holder of such unclaimed Allowed Claim to such distribution or any subsequent distribution on account of such Allowed Claim shall be extinguished and forever barred.

4.            Distributions of New Genco Common Stock to the Prepetition 2007 Facility Lenders, Eligible Noteholders, and Issuance to the Backstop Parties. On the Effective Date, the Reorganized Debtors (or their agent or designee) shall distribute the 2007 Lender Conversion Shares to the holders of the Prepetition 2007 Facility Claims (or their designees) and the Convertible Notes Equity Distribution to the Eligible Noteholders (or their designees),  and shall issue the Backstop Shares, if any, to the Backstop Parties.  The Rights Offering Shares shall be issued on the Effective Date through the Subscription Agent or its designee.

5.            Unclaimed Distributions of New Genco Common Stock and New Genco Equity Warrants.  Subject to Article VII.B.6 herein, any distribution of New Genco Common Stock and New Genco Equity Warrants under the Plan that is unclaimed after six (6) months after it has been delivered (or attempted to be delivered) shall be retained by the Reorganized Debtors, notwithstanding any state or other escheat or similar laws to the contrary, and the entitlement by the holder of such Allowed Claim to such distribution or any subsequent distribution on account of such Allowed Claim shall be extinguished and forever barred.

6.            Distributions to Record Date Convertible Noteholders Whose Status is Uncertain.  Unless and until the status of a Record Date Convertible Noteholder is reasonably demonstrated to the Debtors or the Reorganized Debtors (as applicable) as an Eligible Noteholder or Non-Eligible Noteholder, no distribution shall be made to such Record Date Convertible Noteholder under the Plan on account of the respective Convertible Note Claim.  If the status of a Record Date Convertible Noteholder is not reasonably demonstrated to the Debtors or the Reorganized Debtors (as applicable) as an Eligible Noteholder or Non-Eligible Noteholder within eighteen (18) months of the Effective Date, any distribution to which such Record Date Convertible Noteholder would be entitled under the Plan shall, pursuant to section 347(b) of the Bankruptcy Code, become the property of the Reorganized Debtors against which such Convertible Note Claim was Allowed, notwithstanding any state or other escheat or similar laws to the contrary, and the entitlement of such Record Date Convertible Noteholder to such distribution or any subsequent distribution on account of the respective Convertible Note Claim shall be extinguished and forever barred.  Notwithstanding the foregoing, if any Record Date Convertible Noteholder believes that it has reasonably demonstrated that it is an Eligible

Noteholder or Non-Eligible Noteholder, then such Record Date Convertible Noteholder may submit such dispute to the Court, and the time deadline described in the preceding sentence shall be tolled until the dispute is resolved.  The Debtors or Reorganized Debtors (as applicable) shall establish procedures in compliance with applicable securities laws for the determination of whether a Record Date Convertible Noteholder is an Eligible Noteholder or a Non-Eligible Noteholder.  To the extent that the status of a holder of a Convertible Note Claim as an Eligible Noteholder or Non-Eligible Noteholder is determined after the Effective Date, such holder will be entitled to its applicable distribution under the Plan as soon as practicable following such determination.  After the Effective Date, the Reorganized Debtors shall take reasonable steps to identify holders of Convertible Note Claims whose status as an Eligible Noteholder or Non-Eligible Noteholder has not been determined, and to contact such holders in order to obtain such information, so as to permit a determination of their status to be made in accordance with the procedures established herein, including by serving a notice to all Convertible Noteholders that they must demonstrate to the reasonable satisfaction of the Debtors their status as an Eligible Noteholder or Non-Eligible Noteholder within eighteen (18) months of the Effective Date or the distribution to which they would otherwise be entitled shall be retained by the Reorganized Debtors, notwithstanding any state escheatment or similar laws to the contrary, and their entitlement to such distributions or any subsequent distributions on account of their Convertible Note Claim(s) shall be extinguished and forever barred.

7.            Distributions to Holders of Prepetition 2007 Facility Claims. The Debtors understand that all holders of Prepetition 2007 Facility Claims are or will be either Accredited Investors or QIBs.  However, the Debtors shall undertake appropriate procedures to confirm that any holder of a Prepetition 2007 Facility Claim is in fact an Accredited Investor or QIB, including, but not limited to, requiring certifications by such holder to that effect, which may include applying minimum Claim thresholds and other diligence measures as the Debtors deem necessary.

8.            Saturdays, Sundays, or Legal Holidays.  If any payment, distribution or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, and shall be deemed to have been completed as of the required date.

9.            Fractional New Genco Common Stock and New Genco Equity Warrants and De Minimis Distributions.  Notwithstanding any other provision in the Plan to the contrary, no fractional shares of New Genco Common Stock or fractional New Genco Equity Warrants shall be issued or distributed pursuant to the Plan.  Whenever any payment of a fraction of a share of New Genco Common Stock or a fractional New Genco Equity Warrant would otherwise be required under the Plan, the actual distribution made shall reflect a rounding of such fraction to the nearest whole share or warrant (up or down), with half shares or warrants or less being rounded down and fractions in excess of a half of a share or warrant being rounded up.  The Reorganized Debtors shall not be required to, but may in its sole and absolute discretion, make any payment on account of any Claim in the event that the costs of making such payment exceeds the amount of such payment.

10.            Distributions to Holders of Claims:

(a)            Initial Distribution to Claims Allowed as of the Effective Date. On or as soon as reasonably practicable after the Effective Date, or as otherwise expressly set forth in the Plan, the Reorganized Debtors (or their agent or designee) shall distribute Cash or Collateral, as the case may be, to the holders of Allowed Claims as contemplated herein.

(b)            Claims Allowed after the Effective Date.  Each holder of a Claim that becomes an Allowed Claim subsequent to the Effective Date shall receive the distribution to which such holder of an Allowed Claim is entitled as set forth in Article III, and distributions to such holder shall be made in accordance with the provisions of this Plan.  As soon as practicable after the date that the Claim (other than a Convertible Note Claim) becomes an Allowed Claim, the Reorganized Debtors shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under this Plan as of the Effective Date, without any interest to be paid on account of such Claim.

11.            Interest on Claims.  Except as specifically provided for in the Plan, no Claims, Allowed or otherwise (including Administrative Claims), shall be entitled, under any circumstances, to receive any interest on a Claim.

C.	Allocation of Consideration.

The aggregate consideration to be distributed to the holders of Allowed Claims in each Class under the Plan shall be treated as first satisfying an amount equal to the principal amount of the Allowed Claim for such holders, and any remaining consideration as satisfying accrued, but unpaid and interest, as applicable.

D.	Estimation.

The Reorganized Debtors may, at any time, request that the Court estimate any Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors or the Reorganized Debtors had previously objected to such Claim.  The Court will retain jurisdiction to estimate any Claim at any time, including during proceedings concerning any objection to such Claim.  In the event that the Court estimates any Disputed Claim, such estimated amount may constitute either (i) the Allowed amount of such Claim, (ii) the amount on which a reserve is to be calculated for purposes of any reserve requirement under the Plan or (iii) a maximum limitation on such Claim, as determined by the Court.  If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or the Reorganized Debtors, as the case may be, may elect to object to ultimate payment of such Claim.  All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another.

E.	Insured Claims.

If any portion of an Allowed Claim is an Insured Claim, no distributions under the Plan shall be made on account of such Allowed Claim until the holder of such Allowed Claim has exhausted all remedies with respect to any applicable insurance policies.  To the extent that the Debtors’ insurers agree to satisfy a Claim in whole or in part, then immediately upon such agreement, the portion of such Claim so satisfied may be expunged without an objection to such

Claim having to be filed and without any further notice to or action, order or approval of the Court.

ARTICLE VIII.
RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction:

(i) to resolve any matters related to (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor or Reorganized Debtor is party or with respect to which a Debtor or Reorganized Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cure Claims pursuant to section 365 of the Bankruptcy Code; (b) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article IX, any Executory Contracts or Unexpired Leases to the Rejection Schedule or otherwise; and (c) any dispute regarding whether a contract or lease is or was executory or expired;

(ii) to determine, adjudicate, or decide any other applications, adversary proceedings, contested matters, and any other matters pending on the Effective Date;

(iii) to ensure that distributions to holders of Allowed Claims are accomplished as provided herein;

(iv) to resolve disputes as to the ownership of any Claim or Equity Interest;

(v) to allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Equity Interests;

(vi) to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, reversed, modified or vacated;

(vii) to issue such orders in aid of execution of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

(viii) to consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Court, including the Confirmation Order;

(ix) to hear and determine all applications for compensation and reimbursement of expenses of professionals under sections 330, 331 and 503(b) of the Bankruptcy Code;

(x) to hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan;

(xi) to hear and determine disputes arising in connection with the interpretation, implementation and consummation of the Rights Offering;

(xii) to hear and determine any issue for which the Plan requires a Final Order of the Court;

(xiii) to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

(xiv) to hear and determine disputes arising in connection with compensation and reimbursement of expenses of professionals for services rendered during the period commencing on the Petition Date through and including the Effective Date;

(xv) to hear and determine any Causes of Action preserved under the Plan;

(xvi) to hear and determine any matter regarding the existence, nature and scope of the Debtors’ discharge;

(xvii) to hear and determine any matter, case, controversy, suit, dispute, or Cause of Action (i) regarding the existence, nature, and scope of the discharge, releases, injunctions, and exculpation provided under the Plan, and (ii) enter such orders as may be necessary or appropriate to implement such discharge, releases, injunctions, exculpations, and other provisions;

(xviii) to enter a final decree closing the Chapter 11 Case;

(xix) to issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation or enforcement of the Plan;

(xx) to adjudicate any and all disputes arising from or relating to distributions under the Plan;

(xxi) to enforce all orders previously entered by the Court; and

(xxii) to hear any other matter not inconsistent with the Bankruptcy Code.

For the avoidance of doubt, the Court shall not retain jurisdiction with respect to the following documents entered into by a Reorganized Debtor on or after the Effective Date: (i) the Amended and Restated $100 Million Credit Agreement, (ii) the Amended and Restated $253 Million Credit Agreement, (iii) the New Exit Financing Facility Credit Agreement, (iv) the Registration Rights Agreement, (v) the New Genco By-Laws, (vi) the New Genco Charter, (vii) the by-laws and charter of the Reorganized Debtor Subsidiaries, (viii) the New Genco Equity Warrant Agreement, and (ix) the New Genco MIP Warrant Agreement.

ARTICLE IX.
EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption of Executory Contracts and Unexpired Leases.

Except as otherwise provided herein, each Executory Contract and Unexpired Lease not previously assumed, assumed and assigned, or rejected shall be deemed automatically assumed pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date, unless any such executory contract or unexpired lease: (i) is expressly identified on the Rejection Schedule; (ii) has been previously rejected by the Debtors by Final Order or has been rejected by the Debtors by order of the Court as of the Effective Date, which order becomes a Final Order after the Effective Date; (iii) is the subject of a motion to reject pending as of the Effective Date; or (iv) is otherwise rejected pursuant to the terms herein.

The Confirmation Order will constitute an order of the Court approving such assumptions pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date or as otherwise set forth in the Plan Supplement.

B.	Cure Claims.

At the election of the Debtors or the Reorganized Debtors, as applicable, any monetary defaults under each Executory Contract and Unexpired Lease to be assumed under the Plan shall be satisfied pursuant to section 365(b)(1) of the Bankruptcy Code in one of the following ways (i) payment of the Cure Claim in Cash on or as soon as reasonably practicable to occur of (A) thirty (30) days after the determination of the Cure Claim, and (B) the Effective Date or such other date as may be set by the Court, or (ii) on such other terms as agreed to by the Debtors or Reorganized Debtors and the non-Debtor counterparty to such Executory Contract or  Unexpired Lease.  In the event of a dispute pertaining to assumption or assignment, the Cure Claim payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the resolution of the dispute in accordance with Article VII.A of this Plan.

The only adequate assurance of future performance shall be the promise of the applicable Reorganized Debtor to perform all obligations under any executory contract or unexpired lease under this Plan.

ASSUMPTION OF ANY EXECUTORY CONTRACT OR UNEXPIRED LEASE PURSUANT TO THE PLAN OR OTHERWISE SHALL RESULT IN THE FULL RELEASE AND SATISFACTION OF ANY CLAIMS OR DEFAULTS, WHETHER MONETARY OR NONMONETARY, INCLUDING DEFAULTS OF PROVISIONS RESTRICTING THE CHANGE IN CONTROL OR OWNERSHIP INTEREST COMPOSITION OR OTHER BANKRUPTCY-RELATED DEFAULTS, ARISING UNDER ANY ASSUMED EXECUTORY CONTRACT OR UNEXPIRED LEASE AT ANY TIME BEFORE THE DATE THE DEBTORS OR REORGANIZED DEBTORS ASSUME SUCH EXECUTORY CONTRACT OR UNEXPIRED LEASE.  ANY PROOFS OF CLAIM FILED WITH RESPECT TO AN EXECUTORY CONTRACT OR UNEXPIRED LEASE THAT HAS BEEN ASSUMED SHALL BE DEEMED

DISALLOWED AND EXPUNGED, WITHOUT FURTHER NOTICE TO OR ACTION, ORDER OR APPROVAL OF THE COURT.

Obligations arising under insurance policies assumed by the Debtors before the Effective Date shall be adequately protected in accordance with any order authorizing such assumption.

C.	Reservation of Rights.

Neither the exclusion nor inclusion of any contract or lease in the Plan Supplement, as applicable, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder.  In the event a written objection is filed with the Court as to whether a contract or lease is executory or unexpired, the right of the Debtors or Reorganized Debtors to move to assume or reject such contract or lease shall be extended until the date that is thirty (30) days after the entry of a Final Order by the Court determining that the contract or lease is executory or unexpired, in which case the deemed assumptions and rejections provided for in the Plan shall not apply to such contract or lease.

D.	Rejection of Executory Contracts and Unexpired Leases.

1.            Rejection Schedule.  The Debtors will file the Rejection Schedule with the Court no later than five (5) Business Days before the deadline to object to the Plan.  The Rejection Schedule will include (a) the name of the non-Debtor counterparty, (b) the legal description of the contract or lease to be rejected, and (c) the proposed effective date of rejection.  On or as soon as practicable thereafter, the Debtors will serve a Rejection Notice as well as notice of filing of the Rejection Schedule upon each non-Debtor counterparty listed thereon that will describe the procedures by which such parties may object to the proposed rejection of their respective Executory Contract or Unexpired Lease and explain how such disputes will be resolved by the Court if the parties are not able to resolve a dispute consensually.

The Confirmation Order will constitute an order of the Court approving such rejections pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date or as otherwise set forth in the Plan Supplement.

2.            Rejection Damage Claims. If the rejection by the Debtors, pursuant to the Plan or otherwise, of an Executory Contract or Unexpired Lease gives rise to a Rejection Damage Claim, a Proof of Claim must be filed with the Court within (i) thirty (30) days after the date of entry of an order of the Court approving such rejection, or (ii) if the Executory Contract or Unexpired Lease is listed on the Rejection Schedule, within thirty (30) days after the date of entry of the Confirmation Order.  For the avoidance of doubt, all Allowed Rejection Damage Claims shall be treated as Unsecured Claims.

3.            REQUIREMENT TO FILE A PROOF OF CLAIM FOR REJECTION DAMAGE CLAIMS.  ANY REJECTION DAMAGE CLAIMS THAT ARE NOT TIMELY FILED SHALL BE DISALLOWED AUTOMATICALLY, FOREVER BARRED FROM ASSERTION, AND SHALL NOT BE ENFORCEABLE AGAINST ANY REORGANIZED DEBTOR WITHOUT THE NEED FOR ANY OBJECTION BY THE REORGANIZED

DEBTORS OR FURTHER NOTICE TO OR ACTION, ORDER, OR APPROVAL OF THE COURT, AND ANY REJECTION DAMAGE CLAIM SHALL BE DEEMED FULLY SATISFIED, RELEASED AND DISCHARGED, NOTWITHSTANDING ANYTHING IN THE SCHEDULES OR A PROOF OF CLAIM TO THE CONTRARY.

E.	Assignment.

Any Executory Contract or Unexpired Lease to be held by any Debtor or Reorganized Debtor and assumed hereunder or otherwise in the Chapter 11 Case, if not expressly assigned to a third party previously in the Chapter 11 Case, will be deemed assigned to that Reorganized Debtor pursuant to section 365 of the Bankruptcy Code.  If an objection to a proposed assumption, assumption and assignment or Cure Claim is not resolved in favor of the Debtors before the Effective Date, the applicable Executory Contract or Unexpired Lease may be designated by the Debtor or the Reorganized Debtor for rejection within five (5) Business Days of the entry of the order of the Court resolving the matter against the Debtor.  Such rejection shall be deemed effective as of the Effective Date.

F.	Insurance Policies.

Notwithstanding anything in this Plan to the contrary, all of the Debtors’ insurance policies and any agreements, documents or instruments relating thereto, are treated as and deemed to be Executory Contracts under the Plan.  On the Effective Date, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents and instruments related thereto.

G.	Post-Petition Contracts and Leases.

All contracts, agreements and leases that were entered into by a Debtor or assumed by a Debtor after the Petition Date shall be deemed assigned by that Debtor to the applicable Reorganized Debtor on the Effective Date.

ARTICLE X.
EFFECTIVENESS OF THE PLAN

A.	Conditions Precedent to Effectiveness.

The Plan shall not become effective unless and until the Confirmation Date has occurred and the following conditions have been satisfied in full or waived in accordance with Article X.B:

1.            the Confirmation Order entered by the Court shall be in form and substance mutually acceptable to the Debtors and the Required Supporting 2007 Facility Lenders, reasonably acceptable to the Supporting Noteholders, and, solely with respect to any term that will affect their respective economic interests, mutually acceptable to the Debtors, the Required Supporting $253 Million Facility Lenders, and the Required Supporting $100 Million Facility Lenders, and, solely with respect to any term that will affect the respective economic interests of the Prepetition $100 Million Facility Lenders and the Prepetition $253 Million

Facility Lenders or is related to the Amended and Restated Term Loan Facilities, mutually acceptable to the Debtors, the Prepetition $100 Million Facility Agent, and the Prepetition $253 Million Facility Agents;

2.            the Confirmation Order shall not have been stayed, modified, or vacated on appeal;

3.            the Definitive Documents (as defined in the Restructuring Support Agreement) and any amendments, modifications, or supplements thereto, shall be in form and substance mutually acceptable to the Debtors and the Supporting Creditors in accordance with section 1(b) of the Restructuring Support Agreement;

4.            all actions, documents, certificates and agreements necessary to implement the Plan shall have been effected or executed and delivered to the required parties and, to the extent required, filed with the applicable Governmental Units in accordance with applicable laws;

5.            all authorizations, consents and regulatory approvals required (if any) for the Plan’s effectiveness shall have been obtained;

6.            the Reorganized Debtors shall have executed either (i) the New Exit Financing Facility, or (ii)(x) the Amended and Restated $253 Million Credit Agreement, and (y) the Amended and Restated $100 Million Credit Agreement, and, in each case, all conditions precedent to effectiveness of the New Exit Financing Facility or the Amended and Restated Term Loan Facilities, as applicable, shall have been satisfied or waived;

7.            the Fee Claims Escrow Account shall be established and shall have been funded in full, in Cash in accordance with, and in the amounts required by, the Plan;

8.            the Equity Commitment Agreement shall be in full force and effect;

9.            the Debtors shall have executed the New Employment Agreements, if any; and

10.            the Backstop Investment and the Rights Offering Proceeds, if any, shall have been funded in accordance with the Plan and the Equity Commitment Agreement and the Rights Offering Procedures.

B.	Waiver of Conditions Precedent to Effectiveness.

The Debtors, with the written consent of the Required Supporting 2007 Facility Lenders, and subject to the consent rights of the Supporting Creditors as provided for in the Restructuring Support Agreement, may waive conditions set forth in Article X.A above at any time without leave of or order of the Court and without any formal action.  Notwithstanding the foregoing, nothing herein shall provide the Required Supporting Creditors with any consent rights that are not otherwise provided in the Restructuring Support Agreement or the Equity Commitment Agreement.

C.	Effect of Failure of Conditions.

In the event that the Effective Date does not occur on or before sixty (60) days after the Confirmation Date but in no event later than August 1, 2014, upon notification submitted by the Debtors to the Court: (i) the Confirmation Order may be vacated, (ii) no distributions under the Plan shall be made; (iii) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred; and (iv) the Debtors’ obligations with respect to the Claims and Equity Interests shall remain unchanged and nothing contained in the Plan shall constitute or be deemed a waiver, release, or discharge of any Claims or Equity Interests by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors unless extended by Court order.

D.	Vacatur of Confirmation Order.

If a Final Order denying confirmation of the Plan is entered, or if the Confirmation Order is vacated, then the Plan shall be null and void in all respects, and nothing contained in the Plan shall: (i) constitute a waiver, release or discharge of any Claims against or Equity Interests in the Debtor; (ii) prejudice in any manner the rights of the holder of any Claim against, or Equity Interest in, the Debtors; (iii) prejudice in any manner any right, remedy or claim of the Debtors; or (iv) be deemed an admission against interest by the Debtors.

E.	Modification of the Plan.

Subject to the limitations contained in the Plan, and subject to the consent of the Required Supporting Creditors as set forth herein, in the Restructuring Support Agreement, or in the Equity Commitment Agreement, as applicable, (i) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order, including amendments or modifications to satisfy section 1129(b) of the Bankruptcy Code, and (ii) after entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as the case may be, may, upon order of the Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code.

F.	Revocation, Withdrawal, or Non-Consummation.

1.            Right to Revoke or Withdraw.  The Debtors reserve the right to revoke or withdraw the Plan at any time before the Effective Date; provided, however, that such action shall not modify or otherwise alter the rights of the non-Debtor parties to the Restructuring Support Agreement or the Equity Commitment Agreement.

2.            Effect of Withdrawal, Revocation, or Non-Consummation.  If the Debtors revoke or withdraw the Plan prior to the Effective Date, or if the Confirmation Date or the Effective Date does not occur, the Plan, any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Equity Interest or Class of Claims or Equity Interests), the assumption or rejection of Executory Contracts, Unexpired Leases or benefit plans effected by the Plan, any release, exculpation or indemnification provided for in the Plan, and any document or agreement executed pursuant to the Plan shall be null and void.  In such event, nothing contained herein, and no acts taken in preparation for consummation of the Plan shall be deemed to constitute a waiver or release of any Claims by or against or Equity Interests in the Debtors or any other Person, to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors, or to constitute an admission of any sort by the Debtors or any other Person.

ARTICLE XI.
MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect.

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), 7062, or otherwise, upon the occurrence of the Effective Date, the terms of the Plan shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all holders of Claims or Equity Interests (irrespective of whether such Claims or Equity Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with any Debtor.

B.	Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of the State of New York (without reference to the conflicts of laws provisions thereof that would require or permit the application of the law of another jurisdiction) shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan, unless otherwise specified.

C.	Filing or Execution of Additional Documents.

On or before the Effective Date, the Debtors or the Reorganized Debtors shall (on terms materially consistent with the Plan) file with the Court or execute, as appropriate, such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, which shall be in form and substance acceptable to the Debtors and the Supporting Creditors in accordance with section 1(b) of the Restructuring Support Agreement.

D.	Term of Injunctions of Stays.

All injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

E.	Withholding and Reporting Requirements.

In connection with the Plan and all instruments issued in connection therewith and distributions thereon, the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any United States federal, state, local or non-U.S. taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements.  Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distribution pending receipt of information necessary or appropriate to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate.

F.	Exemption From Transfer Taxes.

Pursuant to, and to the fullest extent permitted by, section 1146(a) of the Bankruptcy Code, all transfers of property pursuant hereto, including (i) the issuance, transfer or exchange under the Plan of New Genco Common Stock, the New Genco Equity Warrants, the Rights, the New Genco MIP Primary Equity, the New Genco MIP Warrants, and the security interests in favor of the lenders under each of the Amended and Restated Term Loan Facilities or the New Exit Facility, (ii) the making or assignment of any lease or sublease, or (iii) the making or delivery of any other instrument whatsoever, in furtherance of or in connection with the Plan, shall not be subject to any stamp, conveyance, mortgage, sales or use, real estate transfer, recording or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment.

G.	Plan Supplement.

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan.  The documents contained in the Plan Supplement shall be available online at www.pacer.gov and www.GencoRestructuring.com.  Holders of Claims or Equity Interests may obtain a copy of the Plan Supplement upon written request to counsel to the Debtors.  The Debtors reserve the right, in accordance with the terms hereof, to modify, amend, supplement, restate or withdraw any part of the Plan Supplement after they are filed and shall promptly make such changes available online at www.pacer.gov and www.GencoRestructuring.com.

H.	Notices.

All notices, requests, and demands hereunder to be effective shall be made in writing or by e-mail, and unless otherwise expressly provided herein, shall be deemed to have been duly given when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed.  Each of such notices shall be addressed as follows:

1.            To the Debtors: Genco Shipping & Trading Limited, 299 Park Avenue, New  York, NY 10171, attention: John C. Wobensmith, Tel (646) 443-8550, Fax: (646) 443-8551, with a copy to (x) Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY 10036, attention: Kenneth Eckstein, Esq., Adam C. Rogoff, Esq., Stephen D. Zide, Esq., Anupama Yerramalli, Esq. Tel: (212) 715-9100, Fax: (212) 715-8000, e-mail: keckstein@kramerlevin.com, arogoff@kramerlevin.com, szide@kramerlevin.com, ayerramalli@kramerlevin.com; and (y) Curtis, Mallet-Prevost, Colt & Mosle LLP, 101 Park Avenue, New York, NY 10178-0061, attention: Steven J. Reisman, Esq., Tel: (212) 696-6000, Fax: (212) 697-1559, e-mail: sreisman@curtis.com.

2.            To the Prepetition 2007 Facility Agent:  (i) if by mail to: Milbank, Tweed, Hadley & McCloy LLP, One Chase Manhattan Plaza, New York, NY 10005, attention: Dennis F. Dunne, Esq. and Samuel Khalil, Esq., Tel.: (212) 530-5000, Fax: (212) 530-5219, (ii) if by e-mail to: ddunne@milbank.com, skhalil@milbank.com.

3.            To the Prepetition $253 Million Facility Agents and the Prepetition $100 Million Facility Agent:  (i) if by mail to: Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, NY 10019-6064, attention: Alan Kornberg, Esq. and Elizabeth McColm, Esq., Tel: (212) 373-3000, Fax: (212) 757-3990; (ii) if by e-mail to: akornberg@paulweiss.com, emccolm@paulweiss.com.

4.            To the Supporting Noteholders:  (i) if by mail to: Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, Bank of America Tower, New York, NY 10036-6745, attention: Michael Stamer, Esq. and Akin Gump Strauss Hauer & Feld LLP, 1700 Pacific Avenue, Suite 4100, Dallas, TX 75201-4624, attention Sarah Link Schultz, Esq.; (ii) if by e-mail to: mstamer@akingump.com, sschultz@akingump.com.

5.            To the Convertible Notes Indenture Trustee: (i) if by mail to Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, NY 10178, attention: Glenn E. Siegel, James O. Moore, and Patrick D. Fleming, and (ii) if by e-mail to: glenn.siegel@morganlewis.com, james.moore@morganlewis.com, and pfleming@morganlewis.com .

6.            To the U.S. Trustee:  (i) if by mail to: 201 Varick Street, New York, NY 10014-4811, attention: Andy Velez-Rivera, Esq. and Michael Driscoll, Esq., Tel.: (212) 510-0500, Fax: (212) 668-2255; (ii) if by e-mail to: Andy.Velez-Rivera@usdoj.gov, Michael.Driscoll@usdoj.gov.

I.	Conflicts.

The terms of the Plan shall govern in the event of any inconsistency between the Plan and the Disclosure Statement.  In the event of any inconsistency with the Plan and the Confirmation Order, the Confirmation Order shall govern with respect to such inconsistency.

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Dated: June 11, 2014

GENCO SHIPPING & TRADING LIMITED

By:	/s/ John C. Wobensmith
Name: John C. Wobensmith
Title: Chief Financial Officer

GENCO ACHERON LIMITED
GENCO BEAUTY LIMITED
GENCO KNIGHT LIMITED
GENCO LEADER LIMITED
GENCO MUSE LIMITED
GENCO VIGOUR LIMITED
GENCO CARRIER LIMITED
GENCO PROSPERITY LIMITED
GENCO SUCCESS LIMITED
GENCO WISDOM LIMITED
GENCO MARINE LIMITED
GENCO EXPLORER LIMITED
GENCO PIONEER LIMITED
GENCO PROGRESS LIMITED
GENCO RELIANCE LIMITED
GENCO SURPRISE LIMITED
GENCO SUGAR LIMITED
GENCO AUGUSTUS LIMITED
GENCO TIBERIUS LIMITED
GENCO LONDON LIMITED
GENCO TITUS LIMITED
GENCO CONSTANTINE LIMITED
GENCO HADRIAN LIMITED
GENCO COMMODUS LIMITED
GENCO MAXIMUS LIMITED
GENCO CLAUDIUS LIMITED

GENCO CHALLENGER LIMITED
GENCO CHAMPION LIMITED
GENCO CHARGER LIMITED
GENCO HUNTER LIMITED
GENCO PREDATOR LIMITED
GENCO WARRIOR LIMITED
GENCO BAY LIMITED
GENCO OCEAN LIMITED
GENCO AVRA LIMITED
GENCO MARE LIMITED
GENCO SPIRIT LIMITED
GENCO LORRAINE LIMITED
GENCO PYRENEES LIMITED
GENCO LOIRE LIMITED
GENCO CLAUDIUS LIMITED
GENCO BOURGOGNE LIMITED
GENCO PICARDY LIMITED
GENCO AQUITAINE LIMITED
GENCO NORMANDY LIMITED
GENCO AUVERGNE LIMITED
GENCO PROVENCE LIMITED
GENCO ARDENNES LIMITED
GENCO BRITTANY LIMITED
GENCO LANGUEDOC LIMITED
GENCO RHONE LIMITED
GENCO INVESTMENTS LLC
GENCO MANAGEMENT (USA) LLC
GENCO SHIP MANAGEMENT LLC
GENCO RE INVESTMENTS LLC

By:	/s/ John C. Wobensmith
Name: John C. Wobensmith
Title: Chief Financial Officer

GENCO CAVALIER LLC
GENCO RAPTOR LLC
GENCO THUNDER LLC

By:	/s/ John C. Wobensmith
Name: John C. Wobensmith
Title: Manager